UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

ASSOCIATED BANC-CORP
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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	(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

March 15, 2016

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Associated Banc-Corp scheduled for 11:00 a.m. (CDT) on Tuesday, April 26, 2016, at the KI Convention Center, 333 Main Street, Green Bay, Wisconsin. We will present an economic/investment update beginning at 10:00 a.m., with Associated’s investment professionals providing an update on the equity market and interest rate environment.

On or about March 15, 2016, we began mailing a Notice of Internet Availability of Proxy Materials (Notice) to our shareholders informing them that our Proxy Statement, the 2015 Summary Annual Report to Shareholders and our 2015 Form 10-K, along with voting instructions, are available online. As more fully described in the Notice, shareholders may choose to access our proxy materials on the Internet or may request paper copies. This allows us to conserve natural resources and reduces the cost of printing and distributing the proxy materials, while providing our shareholders with access to the proxy materials in a fast, easily accessible and efficient manner.

The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Your Board of Directors and management look forward to personally greeting those shareholders who are able to attend.

We always appreciate your input and interest in Associated Banc-Corp. Please e-mail comments or questions to shareholders@associatedbank.com.

Sincerely,

William R. Hutchinson

Chairman of the Board

Philip B. Flynn

President and CEO

433 Main Street

Green Bay, Wisconsin 54301

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 26, 2016

11:00 a.m.

KI Convention Center, 333 Main Street, Green Bay, Wisconsin

Items of Business:

1.	The election of 11 individuals recommended by the Board of Directors to serve as directors.

2.	Advisory approval of Associated Banc-Corp’s named executive officer compensation.

3.	The ratification of the selection of KPMG LLP as the independent registered public accounting firm for Associated Banc-Corp for the year ending December 31, 2016.

4.	Such other business as may properly come before the meeting and all adjournments thereof.

Who May Vote:

You may vote if you were a shareholder of record on March 1, 2016.

YOUR VOTE IS IMPORTANT.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 26, 2016:

The Proxy Statement, the 2015 Summary Annual Report to Shareholders and the 2015 Form 10-K are available online at http://materials.proxyvote.com/045487.

YOU CAN VOTE BY INTERNET – www.proxyvote.com

YOU CAN ALSO VOTE BY TELEPHONE AT 1-800-690-6903.

IF YOU DO NOT VOTE BY USING THE INTERNET OR THE TELEPHONE, YOU ARE URGED TO SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM AT THE MEETING MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY OR YOUR PROMPT VOTE BY USING THE INTERNET OR THE TELEPHONE, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID ASSOCIATED BANC-CORP IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

Randall J. Erickson

Executive Vice President,

General Counsel

& Corporate Secretary

Green Bay, Wisconsin

March 15, 2016

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	45
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	45
RECOMMENDATION OF THE BOARD OF DIRECTORS	46
OTHER MATTERS THAT MAY COME BEFORE THE MEETING	47
SHAREHOLDER PROPOSALS	47

ii

PROXY STATEMENT

GENERAL INFORMATION

PURPOSE

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Associated Banc-Corp (“Associated”) to be voted at the Annual Meeting of Shareholders at 11:00 a.m. on Tuesday, April 26, 2016, (the “Annual Meeting”) at the KI Convention Center, 333 Main Street, Green Bay, Wisconsin, and at any and all adjournments of the Annual Meeting.

The cost of solicitation of proxies will be borne by Associated. In addition to solicitation by mail, some of Associated’s directors, officers, and employees may, without extra compensation, solicit proxies by telephone or personal interview. Associated has retained D.F. King & Co., Inc. to solicit proxies for the Annual Meeting from brokers, bank nominees and other institutional holders. Associated has agreed to pay D.F. King & Co., Inc. up to $8,500 plus its out-of-pocket expenses for these services. Arrangements will be made with brokerage houses, custodians, nominees, and other fiduciaries to send proxy materials to their principals, and they will be reimbursed by Associated for postage and clerical expenses.

INTERNET AVAILABILITY OF PROXY MATERIALS

Securities and Exchange Commission (“SEC”) rules allow us to make our Proxy Statement and other annual meeting materials available to you on the Internet. On or about March 15, 2016, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”), to our shareholders advising them that this Proxy Statement, the 2015 Summary Annual Report to Shareholders and our 2015 Annual Report on Form 10-K (the “2015 Form 10-K”), along with voting instructions, may be accessed over the Internet at http://materials.proxyvote.com/045487. You may then access these materials and vote your shares over the Internet, or request that a printed copy of the proxy materials be sent to you. If you want to receive a paper or e-mail copy of these materials, you must make the request over the Internet at www.proxyvote.com, by calling toll free 1-800-579-1639, or by sending an e-mail to paper@investorelections.com. There is no charge to you for requesting a paper or e-mail copy to sendmaterial@proxyvote.com. If you would like to receive a paper or e-mail copy of the proxy materials, please make your request on or before April 12, 2016, in order to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via e-mail unless you change your election.

WHO CAN VOTE

The Board has fixed the close of business on March 1, 2016, as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting. Each share of Associated’s common stock, par value $.01 (“Common Stock”), is entitled to one vote on each matter to be voted on at the Annual Meeting. No other class of securities will be entitled to vote at the Annual Meeting.

QUORUM AND SHARES OUTSTANDING

The presence, in person or by proxy, of the majority of the outstanding shares entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual

Meeting. The securities of Associated entitled to be voted at the meeting consist of shares of its Common Stock, of which 149,897,653 shares were issued and outstanding at the close of business on the Record Date.

REQUIRED VOTES

The number of affirmative votes required to approve each of the proposals to be considered at the Annual Meeting is as follows:

Proposal 1 – Election of Directors

The 11 nominees receiving the largest number of affirmative votes cast at the Annual Meeting will be elected as directors. Under Associated’s Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “FOR” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee is required to make a recommendation to the Board with respect to any such letter of resignation, and the Board is required to take action with respect to this recommendation and to disclose its decision and decision-making process.

Other Proposals

The affirmative vote of a majority of the votes cast is required to approve each of the other proposals.

ABSTENTIONS AND BROKER NON-VOTES

Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter but will be considered as present and entitled to vote for purposes of determining the presence of a quorum for the meeting.

HOW YOU CAN VOTE

Shareholders are urged to vote as promptly as possible by Internet or telephone, or by signing, dating, and returning your proxy card in the envelope provided. If no specification is made, the shares will be voted “FOR” the election of the Board’s nominees for director, “FOR” the advisory approval of Associated’s named executive officer (“NEO”) compensation and “FOR” the ratification of the selection of KPMG LLP as Associated’s independent registered public accounting firm for 2016.

VOTE BY INTERNET — www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 25, 2016. Have your Notice or proxy card, if you have requested paper copies of the proxy materials, in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. You will be required to enter the unique control number imprinted on your Notice or proxy card in order to vote online.

The Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to provide their voting instructions, and to confirm that shareholders’ instructions have been recorded properly. You should be aware that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies. If you vote by Internet, please do not mail your proxy card.

VOTE BY TELEPHONE — 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 25, 2016. Have your Notice or proxy card, if you have requested paper copies of the proxy materials, in hand when you call and then follow the instructions. If you vote by telephone, please do not mail your proxy card.

IN PERSON – You may also vote in person at the Annual Meeting.

REVOCATION OF PROXY

Proxies may be revoked at any time prior to the time they are exercised by filing with the Corporate Secretary of Associated a written revocation or a duly executed proxy bearing a later date. Proxies may not be revoked via the Internet or by telephone.

The Corporate Secretary of Associated is Randall J. Erickson, 433 Main Street, Green Bay, Wisconsin 54301.

INFORMATION ABOUT THE BOARD OF DIRECTORS

BOARD COMMITTEES AND MEETING ATTENDANCE

The Board held six meetings during 2015. During 2015, each director attended at least 75% of the Board meetings held while he or she was a director, and each director attended at least 75% of the meetings of each committee of which he or she was a member.

The Board convened an executive session of its non-management directors at all of its regular board meetings held in 2015. Executive sessions of Associated’s non-management directors are presided over by the Chairman of the Board.

All the directors serve on the Boards of two of Associated’s operating subsidiaries, Associated Bank, National Association and Associated Trust Company, National Association. The Board believes that a single governing body to advise and determine strategy for the organization provides the Board with a comprehensive picture of the level and trends in operational and compliance risk exposure for the entire organization and ensures comprehensive oversight of regulatory matters.

The Board has adopted Corporate Governance Guidelines, including a Code of Business Conduct and Ethics, which can be found on Associated’s website at www.associatedbank.com, “About Us,” “Investor Relations,” “Governance Documents.” We will describe on our website amendments to or waivers from our Code of Business Conduct and Ethics in accordance with all applicable laws and regulations.

It is Associated’s policy that all directors and nominees for election as directors at the Annual Meeting attend the Annual Meeting, except under extraordinary circumstances. All directors and nominees for director at the time of the 2015 Annual Meeting of Shareholders attended the meeting.

The Board has adopted written charters for all of its standing committees. The committee charters can be found on Associated’s website at www.associatedbank.com, “About Us,” “Investor Relations,” “Governance Documents.” The following summarizes the responsibilities of the various committees.

The following table lists the members of each of the standing committees as of March 1, 2016 and the number of meetings held by each committee during 2015.

Name	Audit	Compensation and Benefits	Corporate Development	Corporate Governance	Enterprise Risk	Trust
John F. Bergstrom		X				X
Ruth M. Crowley		X				X
Philip B. Flynn*			Chair
R. Jay Gerken(1)	X					X
William R. Hutchinson(2)			X
Robert A. Jeffe		X	X		X
Eileen A. Kamerick(1)	Chair		X	X
Richard T. Lommen		Chair			X
Cory L. Nettles			X	X
J. Douglas Quick	X			Chair
Karen T. van Lith(1)	X					Chair
John (Jay) B. Williams		X			Chair
Number of Meetings	12	6	1	4	9	4

* President and Chief Executive Officer of Associated

(1) The Board has determined that this director qualifies as an audit committee financial expert.

(2) Mr. Hutchinson may attend meetings of each of the committees.

Audit Committee

The Audit Committee of the Board reviews the adequacy of internal accounting controls, reviews with the independent registered public accounting firm its audit plan and the results of the audit engagement, reviews the scope and results of procedures for internal auditing, reviews and approves the general nature of audit services by the independent registered public accounting firm, and reviews quarterly and annual financial statements issued by Associated. The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, subject to ratification by the shareholders at the Annual Meeting. Both the internal auditors and the independent registered accounting firm meet periodically with the Audit Committee and have access to the Audit Committee at any time. In addition, the Audit Committee oversees management’s bank regulatory compliance.

Compensation and Benefits Committee

The functions of the Compensation and Benefits Committee of the Board include, among other duties directed by the Board, administration and oversight of Associated’s executive compensation, employee benefit programs and director compensation. The Compensation and Benefits Committee sets the strategic direction of Associated’s executive compensation policies and programs, and oversees managements’ execution of and compliance with that strategic direction. The Compensation and Benefits Committee determines the compensation of Associated’s Chief Executive Officer (the “CEO”) and, with input from the CEO, establishes the compensation of Associated’s other NEOs. The Compensation and Benefits Committee also has responsibility for ensuring that Associated’s incentive compensation programs do not encourage unnecessary and excessive risk taking that would threaten the value of Associated or the integrity of its financial reporting. As permitted under its charter, the Compensation and Benefits Committee engages an independent compensation consultant to advise it on the structure and amount of compensation of Associated’s executive officers and Board of Directors, which is described in detail under “Executive Compensation – Compensation Discussion and Analysis,” beginning on page 13.

Corporate Development Committee

The functions of the Corporate Development Committee of the Board include, among other duties directed by the Board, reviewing and recommending to the Board proposals for acquisition or expansion activities.

Corporate Governance Committee

The functions of the Corporate Governance Committee of the Board include corporate governance oversight, review and recommendation for Board approval of Board and committee charters. The Corporate Governance Committee also reviews the structure and composition of the Board, considers qualification requirements for continued Board service, and recruits new director candidates. The Corporate Governance Committee also advises the Board with respect to the Code of Business Conduct and Ethics.

Enterprise Risk Committee

The functions of the Enterprise Risk Committee of the Board include oversight of the enterprise-wide risk management framework of Associated, including the strategies, policies and practices established by management to identify, assess, measure and manage significant risks.

Trust Committee

The functions of the Trust Committee of the Board include the supervision of the trust and fiduciary activities of Associated Bank, National Association and Associated Trust Company, National Association to ensure the proper exercise of their trust/fiduciary powers.

SEPARATION OF BOARD CHAIRMAN AND CEO

Associated’s Corporate Governance Guidelines and by-laws require the separation of the positions of Chairman of the Board and CEO. Currently, Mr. Hutchinson serves as Chairman of the Board and Mr. Flynn serves as CEO. These positions have been separated since Mr. Flynn joined Associated in December 2009, at which time the Board determined that Mr. Hutchinson, our former Lead Director, serving as Chairman would enhance the effectiveness of the Board. The Board also recognized that managing the Board in an increasingly complex economic and regulatory environment is a particularly time-intensive responsibility. Separating the roles allows Mr. Flynn to focus solely on his duties as the CEO. Separation of these roles also promotes risk management, enhances the independence of the Board from management and mitigates potential conflicts of interest between the Board and management.

BOARD DIVERSITY

The Corporate Governance Committee considers attributes of diversity as outlined in the Corporate Governance Committee Charter when considering director nominees. While these attributes are considered on an ongoing basis, they are particularly considered in the recruitment and deliberation regarding prospective director nominees. The Corporate Governance Committee Charter outlines desired diversity characteristics for Board member experience and competencies. The Corporate Governance Committee believes that Associated’s best interests are served by maintaining a diverse and active Board membership with members who are willing, able and well-situated to provide insight into current business conditions, opportunities and risks. The “outside” perspectives of the Board members are key factors in contributing to our success. The following diversity principles have been adopted:

•	The number of directors should be maintained at 10-14 persons with the flexibility to expand, if required, to support acquisitions or mergers.

•	Geographic diversity, as it relates to the markets Associated serves.

•	Industry representation, including a mix and balance of manufacturing, service, public and private company experience.

•	Multi-disciplinary expertise, including financial/ accounting expertise, sales/marketing expertise, mergers and acquisition expertise, regulatory, manufacturing, and production expertise, educational institutions, and public service expertise.

•	Racial, ethnic, and gender diversity.

•	A majority of the members of the Board will be “independent” directors as defined by applicable law, including the rules and regulations of the SEC and the rules of the New York Stock Exchange (the “NYSE”).

The Corporate Governance Committee periodically assesses the effectiveness of these diversity principles. In light of the current Board’s representation of diverse industry, background, communities within Associated’s markets, professional expertise and racial and gender diversity, the Corporate Governance Committee believes that Associated has effectively implemented these principles.

DIRECTOR NOMINEE RECOMMENDATIONS

The Corporate Governance Committee will consider any nominee recommended by a shareholder as described in this section under the same criteria as any other potential nominee. The Corporate Governance Committee believes that a nominee recommended for a position on the Board must have an appropriate mix of experience, diverse perspectives, and skills. Qualifications for nomination as a director can be found in the Corporate Governance Committee Charter. At a minimum, the core competencies should include accounting or finance experience, market familiarity, business or management experience, industry knowledge, customer-base experience or perspective, crisis response, leadership, and/or strategic planning.

A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board must send a written notice by mail, c/o Corporate Secretary, Associated Banc-Corp, 433 Main Street, Green Bay, Wisconsin 54301, that sets forth (1) the name, age, address (business and residence) and principal occupation or employment

(present and for the past five years) of each person whom the shareholder proposes to be considered as a nominee; (2) the number of shares of Associated beneficially owned (as defined by Section 13(d) of the Exchange Act) and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges, by each proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a proxy statement prepared in connection with an election of directors pursuant to Section 14(a) of the Exchange Act; and (4) the name and address (business and residential) of the shareholder making the recommendation and the number of shares of Associated beneficially owned (as defined by Section 13(d) of the Exchange Act) and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges, by the shareholder making the recommendation. Associated may require any proposed nominee to furnish additional information as may be reasonably required to determine his or her qualifications to serve as a director of Associated.

COMMUNICATIONS BETWEEN SHAREHOLDERS, INTERESTED PARTIES AND THE BOARD

Associated’s Board provides a process for shareholders and other interested parties to send communications to the Board or any of the directors. Shareholders and other interested parties may send written communications to the Board or any of the individual directors by mail, c/o Corporate Secretary, Associated Banc-Corp, 433 Main Street, Green Bay, Wisconsin 54301, or by e-mail to shareholders@associatedbank.com. All communications will be compiled by Associated’s Corporate Secretary and submitted to the Board or the individual director, as applicable, on a regular basis unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Associated or Associated’s business, or communications that relate to improper or irrelevant topics.

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no Compensation and Benefits Committee interlocking relationships, as defined by the rules adopted by the SEC, and no Associated officer or employee is a member of the Compensation and Benefits Committee.

STOCK OWNERSHIP

SECURITY OWNERSHIP OF BENEFICIAL OWNERS

The following table presents information regarding the beneficial ownership of Common Stock by each person who, to our knowledge, was the beneficial owner of 5% or more of our outstanding Common

Stock on the Record Date. The information below is from Schedule 13G and Schedule 13G/A filings reporting holdings as of December 31, 2015.

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Class
FMR LLC 245 Summer Street Boston, MA 02210	13,504,021	8.98%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	10,990,257	7.31%
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	10,361,586	6.90%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	8,277,477	5.51%

(1)    Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) the power to vote or to direct the voting of such shares, or (b) the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares of which such person has the right to acquire beneficial ownership within 60 days.

STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS AND DIRECTORS

Associated’s Compensation and Benefits Committee believes that robust security ownership guidelines are an important means of ensuring that the interests of Associated’s executive officers and directors are fully aligned with long-term shareholder value.

Associated’s executive stock ownership guidelines, which apply to members of the executive committee and other key executives identified by the CEO, include:

•	A requirement to hold 50% of vested shares of restricted stock granted for a period of three years after the vesting date of the stock; and

•	Additional required holdings calculated as a multiple of the executive officer’s annual base salary — five times for Mr. Flynn and three times for each of the other executive officers subject to the guidelines. For purposes of the guidelines, shares held by an executive officer include shares held directly, held in an executive officer’s 401(k) plan, shares purchased through the Employee Stock Purchase Plan, unvested shares of restricted stock and 25% of unvested restricted stock units (“RSUs”).

Associated’s director stock ownership guidelines require each independent member of the Board to own shares of Common Stock with a value equal to five times the value of the annual equity grant awarded to the directors. Directors are required to attain such stock ownership goal by the later of July 26, 2011, or five years from the date on which they first were appointed to the Board. Balances in the Directors Deferred Compensation Plan and RSUs count toward satisfying this requirement.

All Associated directors and NEOs, with the exception of Mr. Yee who was hired in 2012, are within the guidelines of the stock ownership requirements.

Under Associated’s Insider Trading Policy, directors and executive officers are prohibited from engaging in hedging transactions with respect to Associated

Common Stock and from pledging Associated Common Stock as collateral for loans, with the exception, for directors only, of pledges already in place when the prohibition on pledging was adopted in 2012. All of the NEOs are in compliance with this policy. Where applicable, shares pledged as collateral will not be counted for purposes of compliance with the stock ownership guidelines.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

Listed below is information as of the Record Date concerning beneficial ownership of Common Stock, depositary shares and RSUs by each director and NEO and by directors and executive officers as a group. The information is based in part on information received from the respective persons and in part from the records of Associated. The RSUs and depositary shares are nonvoting.

COMMON STOCK

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Shares Issuable Within 60 Days(2)	Percent of Class
Directors
Philip B. Flynn	1,109,741		506,782	*
John F. Bergstrom	20,500		0	*
Ruth M. Crowley	3,440		0	*
R. Jay Gerken	2,000		0	*
William R. Hutchinson	77,747		0	*
Robert A. Jeffe	17,000		0	*
Eileen A. Kamerick	4,500		0	*
Richard T. Lommen	163,802		0	*
Cory L. Nettles	0		0	*
J. Douglas Quick	56,295		0	*
Karen T. van Lith	10,000		0	*
John (Jay) B. Williams	7,900		0	*
Named Executive Officers
Christopher J. Del Moral-Niles	174,182		93,286	*
James Yee	92,717		39,205	*
John A. Utz	120,232		61,213	*
Randall J. Erickson	109,088		52,749	*
All Directors and Executive Officers as a group (26 persons)	3,125,503	(3)	1,427,082	2.09%
* Denotes percentage is less than 1%.

(1)    Beneficial ownership includes shares with voting and investment power in those persons whose names are listed above or by their spouses or trusts. Some shares may be owned in joint tenancy, by a spouse, by a corporate entity, or in the name of a trust or by minor children. Shares include shares issuable within 60 days of the Record Date and vested and unvested service-based restricted stock.

(2) Shares subject to options exercisable within 60 days of the Record Date.
(3) Includes an aggregate of 25,446 shares that have been pledged by a director in securities brokerage accounts in compliance with Associated’s Insider Trading Policy.

RESTRICTED STOCK UNITS

Beneficial Owner	Number of RSUs
Directors
John F. Bergstrom	21,435
Ruth M. Crowley	21,435
R. Jay Gerken	15,792
William R. Hutchinson	25,228
Robert A. Jeffe	21,435
Eileen A. Kamerick	21,435
Richard T. Lommen	21,435
Cory L. Nettles	20,507
J. Douglas Quick	21,435
Karen T. van Lith	21,435
John (Jay) B. Williams	21,435
All Directors as a group	233,007

Beneficial Owner	Number of RSUs
Named Executive Officers
Philip B. Flynn	192,899
Christopher J. Del Moral-Niles	44,721
James Yee	35,493
John A. Utz	36,389
Randall J. Erickson	35,623
All Executive Officers as a group (15 persons)	560,824

Each RSU represents the contingent right to receive one share of Common Stock. For the non-employee directors, the RSUs vest 100% on the fourth anniversary of the grant date. For executive officers, the RSUs are subject to vesting based on performance criteria set forth in the applicable RSU grant agreement.

DEPOSITARY SHARES OF PREFERRED STOCK

The following table provides information concerning beneficial ownership of depositary shares. Each depositary share represents a 1/40th ownership interest in a share of Associated’s 8.00% Non-Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) or Associated’s 6.125% Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”), as indicated in the table. Each of the Series B Preferred Stock and the Series C Preferred Stock has a liquidation preference of $1,000 per share (equivalent to $25 per depositary share). Holders of depositary shares are entitled to all proportional rights and preferences of the Series B Preferred Stock or Series C Preferred Stock, as applicable (including dividend, voting, redemption and liquidation rights).

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Directors	Series B Preferred Stock	Series C Preferred Stock	Series B Preferred Stock	Series C Preferred Stock
Philip B. Flynn	40,000	40,000	1.66%	1.54%
John F. Bergstrom	20,000	0	*	*
Ruth M. Crowley	0	600	*	*
R. Jay Gerken	0	4,000	*	*
William R. Hutchinson	0	0	*	*
Robert A. Jeffe	36,420	0	1.51%	*
Eileen A. Kamerick	0	0	*	*
Richard T. Lommen	20,000	0	*	*
Cory L. Nettles	0	0	*	*
J. Douglas Quick	4,000	0	*	*
Karen T. van Lith	1,400	0	*	*
John (Jay) B. Williams	0	0	*	*
Named Executive Officers
Christopher J. Del Moral-Niles	0	2,000	*	*
James Yee	0	0	*	*
John A. Utz	0	0	*	*
Randall J. Erickson	0	0	*	*
All Directors and Executive Officers as a group (26 persons)	124,020	53,600	5.16%	2.06%
* Denotes percentage is less than 1%.

(1)    Beneficial ownership includes shares with voting and investment power in those persons whose names are listed above or by their spouses or trusts. Some shares may be owned in joint tenancy, by a spouse, or in the name of a trust or by minor children.

OWNERSHIP IN DIRECTORS’ DEFERRED COMPENSATION PLAN

In addition to the beneficial ownership set forth in the Security Ownership of Directors and Management tables above, the non-employee directors have an account in the Directors’ Deferred Compensation Plan with the balances in phantom stock as of the Record Date set forth below. The dollar balances in these accounts are expressed daily in units of Common Stock based on its daily closing price. These balances are included for purposes of the non-employee director holding requirements under the Director Stock Ownership Guidelines. The units are nonvoting. See “Director Compensation — Directors’ Deferred Compensation Plan” on page 35.

Beneficial Owner	Account Balance at the Record Date	Equivalent Number of Shares of Common Stock(1)
John F. Bergstrom	$118,585	6,636
Ruth M. Crowley	430,560	24,094
R. Jay Gerken	0	0
William R. Hutchinson	382,454	21,402
Robert A. Jeffe	448,698	25,109
Eileen A. Kamerick	390,209	21,836
Richard T. Lommen	1,129,491	63,206
Cory L. Nettles	0	0
J. Douglas Quick	382,454	21,402
Karen T. van Lith	355,559	19,897
John (Jay) B. Williams	64,457	3,607
All Directors as a group	$3,702,467	207,189
(1) Based on the closing price of $17.87 of the Common Stock on the Record Date.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Associated’s executive compensation program is designed by the Compensation and Benefits Committee (referred to in this section as the “Committee”) to provide a balanced program that rewards corporate, business area, and individual results that support Associated’s mission, with a focus on performance based compensation. The program’s strong pay-for-performance alignment is an important part of Associated’s continuing commitment to enhancing long-term shareholder value. This summary highlights our 2015 financial performance, the elements of the program, and key changes to the program in 2015.

2015 Financial Performance

Associated reported earnings per common share (“EPS”) of $1.19 and Return on Common Equity Tier 1 (“ROCET1”) (1) of 9.9% in 2015. Consistent with Associated’s focus on delivering increased value and returning capital to its shareholders, dividends per common share increased 11% in 2015 to $0.41. In addition, Associated repurchased $93 million, or approximately 5 million shares, of Common Stock during 2015. Over the last five years Associated has increased Net Income available to common shareholders by over $66 million.

Associated also continued to grow its balance sheet with average loans increasing 8% year-over-year to $18.3 billion. In addition, average deposits of $19.9 billion for 2015 increased 13% from 2014. According to the FDIC 2015 U.S. Bank Branch Summary of Deposits Data, Associated Bank was the fastest growing bank in Wisconsin for the year ended June 30, 2015, based on deposit market share.

These results reflect the continuing commitment of employees and executive officers throughout Associated to serving the needs of Associated’s customers and enhancing long-term shareholder value.

* Dollars in millions

(1)	Common Equity Tier 1, a non-GAAP financial measure, is used by banking regulators, investors and analysts to assess and compare the quality and composition of Associated’s capital with the capital of other financial services companies. Management uses Common Equity Tier 1 along with other capital measures, to assess and monitor Associated’s capital position. Common Equity Tier 1 is Tier 1 capital excluding qualifying perpetual preferred stock and qualifying trust preferred securities.

Elements of Associated’s Executive Compensation Program

Key Changes in Executive Compensation Program in 2015

The key changes to Associated’s executive compensation program for 2015 included:

•	The full performance period for performance-based RSUs under the Long Term Incentive Performance Plan (“LTIPP”) approved in 2015 is three years (2015–2017) and vesting is based on performance during the full three-year performance period. The maximum payout under the LTIPP for 2015–2017 was reduced from 200% to 150%.

Shareholder Outreach and Response to 2015 Advisory Vote on NEO Compensation

Associated’s management holds shareholder outreach sessions. Associated’s 2015 advisory shareholder vote on NEO compensation once again indicated strong shareholder support for the program, with over 85% of the votes cast in favor of the program. The Committee views these results as an endorsement of its continuing efforts in recent years to maintain a balanced, performance-based and competitive executive compensation program, and will continue to take into consideration input from Associated’s shareholders.

OVERVIEW OF COMPENSATION METHODOLOGY

Philosophy and Objectives

Associated’s executive compensation program is designed to provide each executive officer of Associated with a competitive total compensation package aligned with several goals, including:

•	providing a balanced program that rewards individual actions and behaviors that support Associated’s mission, business strategies and performance-based culture without incentivizing unnecessary and excessive risk-taking;

•	targeting compensation at market-competitive levels, while maintaining an overall compensation program that is aligned with and reflects the performance of Associated;

•	providing a balanced mix of short-term and long-term variable compensation; and

•	attracting, retaining and motivating skilled, high quality executive officers.

The objectives of the executive compensation program drive the methodology the Committee uses to establish total target compensation for NEOs. For 2015, as in the past, the Committee targeted total compensation for the NEOs and other executive officers to approximate median levels for executives with comparable responsibilities at financial institutions of comparable asset size, with additional consideration given to individual factors based on performance evaluations. Peer comparison is important to the objectives of the program because Associated competes with a large number of financial institutions across the country for the services of qualified executive officers. In addition to compensation levels, the Committee considers Associated’s financial performance relative to its peers as part of the determination of total compensation opportunities. The total compensation of each of the NEOs was generally within the targeted median range relative to peer companies and reflects both company and individual performance. Where the Committee deems appropriate, total compensation opportunities may exceed the market median in order to attract currently employed, high-quality executives to join Associated and to retain experienced, high-performing executive officers. Conversely,

Associated may target compensation below median market levels for newly promoted executives. The allocation of the various components of the NEOs’ total compensation package is described below in the “Components of Total Executive Compensation for 2015” section beginning on page 17.

Independent Compensation Consultant

The Committee has engaged Pay Governance LLC since 2010 to advise on a variety of matters relating to the executive compensation program. Pay Governance reports directly to the Committee and provides no other services to Associated. The Committee has established procedures that it considers sufficient to ensure that the compensation consultant’s advice to the Committee remains objective and is not influenced by Associated’s management, including:

•	a direct reporting relationship of the compensation consultant to the Committee;

•	a provision in the Committee’s engagement letter with Pay Governance specifying the nature of the work to be conducted and the role that management may play in that work; and

•	an annual update to the Committee on the compensation consultant’s financial relationship with Associated, including a summary of the work performed for Associated during the preceding 12 months.

Pay Governance performed a competitive analysis of Associated’s senior executive compensation levels and provided financial performance and other market data with respect to the peer group and a broader financial services survey group as a context for the Committee’s assessment of competitive compensation levels, as further described below.

Peer Group

The Committee, with the input of Pay Governance, reviewed the 2014 peer group and removed City National Corporation due to its purchase by Royal Bank of Canada. The resulting peer group for 2015 consisted of bank holding companies that the Committee and Pay Governance believe are appropriate for comparison purposes in terms of size (based on total assets) and business composition.

The peer group consisted of companies ranging in asset size from approximately $17.9 billion to approximately $71.9 billion that were engaged in lines of business similar to Associated. The median asset size of the companies in the peer group was approximately $28.7 billion, compared to

Associated’s assets of $27.7 billion, as of December 31, 2015. Seven of the peer companies had fewer assets than Associated and nine had more assets than Associated. The peer group companies were:

BOK Financial Corporation	First Horizon National Corporation	TCF Financial Corporation
Comerica Incorporated	FirstMerit Corporation	Valley National Bancorp
Commerce Bancshares, Inc.	Fulton Financial Corporation	Webster Financial Corporation
Cullen/Frost Bankers, Inc.	Huntington Bancshares Incorporated	Zions Bancorporation
East West Bancorp, Inc.	SVB Financial Group
First Citizens BancShares Inc.	Synovus Financial Corp.

While the peer group was a key point of comparison in the total compensation strategy, the Committee also accounts for broader retail banking and financial services industry survey data as part of its compensation determinations to provide broader market context. Pay Governance analyzed compensation data from the Towers Watson 2015 Executive Financial Services Survey of over 188 participants, including members of the peer group. In analyzing the data, Pay Governance advised that the additional comparisons, beyond the peer group, provided broader perspective from which to appropriately compare compensation, particularly for staff positions. Survey data also provided the ability to account for differences in corporate size, business lines, date of data collection and executive position responsibilities. Pay Governance compared each executive officer’s base salary and total compensation to the 25th, 50th and 75th percentiles of these market reference points.

Role of Management

As part of the annual compensation review process, the CEO and the Chief Human Resources Officer, interacts with the Committee and Pay Governance, providing information about the current compensation structure, details regarding executive compensation, individual performance assessments, and descriptions of the job responsibilities of executive officers. The CEO typically makes recommendations to the Committee with respect to the compensation of NEOs, other than himself, and the Committee with advice from Pay Governance, determines CEO compensation in executive session without the CEO present.

Role of the Committee

The purpose of the Committee is to assist the Board of Directors in fulfilling its responsibility to oversee all of Associated’s executive compensation. The Committee works closely with Pay Governance to make decisions about, and set the framework for, Associated’s executive compensation program. Among other things, the Committee’s responsibilities include:

•	establishing and approving compensation and benefit policies;

•	approving the amount and form of compensation of Associated’s executives and non-management directors; and

•	issuing an annual report on executive and CEO compensation for inclusion in Associated’s annual proxy statement or Form 10-K.

COMPONENTS OF TOTAL EXECUTIVE COMPENSATION FOR 2015

Associated uses the following compensation elements as part of its executive compensation program:

Compensation Element	Description	Objectives
Base Salary	Fixed cash amount based on peer and market comparison and individual performance	Attract and retain highly skilled individuals
Management Incentive Plan	Annual cash opportunity based on overall company and individual performance

Align the performance of participants, participants’ business units and Associated as a whole with overall shareholder value, by:

•  Providing incentives for participants (including the NEOs) to achieve or exceed corporate goals;

•  Rewarding individual and team performance at a level that reflects changes in shareholder value;

•  Maintaining an overall executive compensation program that reflects Associated’s performance and is competitive with the marketplace; and

•  Motivating and retaining talented individuals.

Long-Term Equity Incentive Compensation	Long-term awards based on three-year company performance and individual service

•  Provide equity incentive for achieving certain specified long-term business goals

•  Reward participants for increasing Associated’s shareholder value

•  Align executive interests and compensation with long-term shareholder results and

•  Serve as a retention tool for key executives

Perquisites	Perquisites in 2015 were limited to executive physical examinations, retirement planning and payment of social club dues.	Small component of pay intended to promote executive well-being and efficiency and in the case of payment of social club dues, aid executives in facilitating Associated’s business interests

Composition of Total Compensation

The Committee focuses primarily on determining the appropriate total compensation opportunity levels for each NEO with input from Pay Governance, and with input from Mr. Flynn with respect to the other NEOs. Total compensation packages for the NEOs are composed of both fixed and variable (performance-based) elements. The variable elements include both annual and long-term compensation. The Committee’s objective is to deliver the majority of executive compensation through variable pay opportunities that are based on Associated’s performance.

For 2015, variable elements constituted the majority of each NEO’s total compensation, and long-term,

equity-based incentives composed the majority of the variable component of each NEO’s compensation. The Committee believes that this structure provides a more direct link between executive compensation and shareholder value, fosters equity ownership among executive officers, and provides a balanced risk profile, all in keeping with the Committee’s objectives for the executive compensation program.

The charts below illustrate the mix of variable (Annual Cash Incentives, Stock Awards and Option Awards) and fixed (Salary) components of the 2015 total compensation awarded to the CEO and the average of the mix of variable (Annual Cash Incentives, Stock Awards and Option Awards) and fixed (Salary) components of the total compensation awarded to all other NEOs, each as presented in the Summary Compensation Table on page 28.

ANNUAL TOTAL COMPENSATION

Base Salary

The Committee’s intention is to pay NEOs base salaries that approximate the midpoint of the market data provided by Pay Governance, with adjustments as the Committee deems necessary to account for individual performance and tenure, or other specific circumstances that may arise in a given year.

In keeping with the Committee’s focus on delivering the majority of executive compensation through variable opportunities that are based on Associated’s performance, none of the NEOs received merit increases to base salary for 2015. The 2015 salaries of all the NEOs were determined to be within the targeted market median range, except for Mr. Utz, who received a market increase in February 2015. None of the other NEOs received a market increase in their base salaries for 2015. Mr. Utz also received a base salary increase in September 2015 in recognition of additional responsibilities assigned to him during 2015 in connection with his assumption of responsibility for all of Associated’s Corporate Banking business.

Annual Cash Award

Associated’s annual cash incentive program is referred to as the “Management Incentive Plan” or “MIP.” Participants in the MIP, which include all of the NEOs as well as the other members of the Executive Committee, and certain other non-commissioned colleagues, are provided with the opportunity to receive an annual cash incentive payment from a corporate pool, the total amount of which is determined based upon Associated’s achievement of objective financial criteria selected by the Committee. The Committee has the discretion to select the performance criteria to be used for determining the amount of funds available in the corporate pool for awards under the MIP for the performance year. The Committee bases its selection of performance goals on Associated’s overall business objectives for a given year and, as a result, may select different performance criteria from year to year.

In February 2015 the Committee established performance criteria and target performance levels for purposes of determining the corporate pool out of which all awards under the 2015 MIP are paid. The amount of funds available in the corporate pool for distribution under the MIP is a function of total company performance and, for 2015, represented approximately 9% of Associated’s pre-tax, pre-incentive profits for a total corporate pool funding of $29.5 million, as compared to 2014 at 11% and $37.7 million, respectively. The target funding amount for the corporate pool for 2015 that was established in February 2015 was set to approximately 10% of projected pre-tax, pre-incentive profits for 2015. The target funding amount for 2015 was less than the actual corporate pool for 2014.

The performance criteria established under the MIP for 2015 to fund the corporate pool were:

•	ROCET1, which the Committee believes is an important indicator of prudent capital stewardship, particularly in light of increasing industry and regulatory focus on regulatory capital measures; and

•	Fully diluted EPS, which the Committee determined to be appropriate because EPS is commonly recognized as an important measure of profitability and has a direct impact on shareholders.

For 2015, the target corporate pool funding of 100% was based on a combination of EPS targeted at $1.26, which represented an 8.6% increase from 2014’s actual results, and ROCET1 in the targeted range of 10.50%-11.50%. As a result, it was necessary for Associated’s 2015 performance to exceed the EPS and ROCET1 performance for 2014 (2014 EPS target of $1.13 and ROCET1 target range of 9.25%-10.5%) in order for the corporate pool to be funded at the same level as 2014. The amount of funding for the corporate pool would increase at each incremental $0.01 of EPS and each tier range of ROCET1, with ROCET1 to be interpolated based on the scale. In order to continue to incentivize increasing strong company-wide performance, the Committee expects to continue each year to increase the MIP EPS target relative to the prior year’s actual performance.

The potential funding under the MIP ranged from 25% to 175% of the target amount.

The graphic below demonstrates the corporate pool funding mechanism

Once the amount of the corporate pool is determined, the funds are divided into discrete sub-pools, including an executive incentive pool, out of which individual awards are paid. The amount of each individual award is determined by the accountable executive committee members or, in the case of the members of the executive committee, by the Committee based upon the recommendations of the CEO. At target performance by Associated, the target amount for each of the NEOs (i.e., the base amount used as a starting point for determining final payment amounts) was equal to the annual cash incentive payment each received under the MIP in 2014.

The following table sets forth the scale used for funding determinations under the MIP under the possible combinations of EPS and ROCET1 performance results.

	Return on Common Equity Tier 1
	Interpolation Will Apply Outside of 10.50% - 11.50% Range									Actual Results
2015 EPS	< 7.50%	7.50%- 8.49%	8.50%- 9.49%	9.50%- 10.49%	10.50%- 11.50%	11.51%- 12.49%	12.50%- 13.49%	13.50%- 14.49%	> 14.50%	9.9%
$1.30	25%	26%-52%	53%-78%	79%-103%	104%	105%-126%	127%-149%	150%-174%	175%	88.71%
$1.28	25%	26%-51%	52%-76%	77%-101%	102%	103%-125%	126%-148%	149%-174%	175%	87.10%
$1.26	25%	26%-51%	52%-75%	76%-99%	100%	101%-123%	124%-147%	148%-174%	175%	85.48%
$1.24	25%	26%-50%	51%-73%	74%-97%	98%	99%-122%	123%-147%	148%-174%	175%	83.87%
$1.22	25%	26%-49%	50%-72%	73%-95%	96%	97%-120%	121%-146%	147%-174%	175%	83.26%
$1.20	25%	26%-48%	49%-71%	72%-93%	94%	95%-119%	120%-145%	146%-174%	175%	80.65%
$1.19	25%	26%-48%	49%-70%	71%-92%	93%	94%-118%	119%-145%	146%-174%	175%	79.84%
$1.18	25%	26%-48%	49%-69%	70%-91%	92%	93%-118%	119%-145%	146%-174%	175%	79.03%
$1.16	25%	26%-47%	48%-68%	69%-89%	90%	91%-116%	117%-144%	145%-174%	175%	77.42%
$1.14	25%	26%-46%	47%-67%	68%-87%	88%	89%-115%	116%-143%	144%-174%	175%	75.81%

While Associated’s actual EPS of $1.19 for 2015 was an increase over its EPS of $1.16 for 2014, Associated fell below the target performance for 2015. Actual ROCET1 for 2015 was 9.9%. Based upon the matrix set forth above, this resulted in the corporate pool being funded at 79.84% of the targeted funding level.

The Committee approved Associated’s performance results, as shown above, for purposes of determining the aggregate amount available in the corporate pool for annual cash incentive payments to all eligible colleagues. The Committee then determined the amount of the annual cash incentive payments to each NEO based on recommendations made by Mr. Flynn as a result of his evaluation of a number of individual performance and other qualitative and quantitative factors for each NEO, including, among other factors, overall corporate, business line and individual performance.

Given the performance of the Company in 2015 relative to its targeted performance, each of the NEOs received less than his targeted annual cash incentive payment and less than the annual cash incentive payment each received in 2014. Based on these evaluations relating to 2015 performance, Mr. Flynn recommended, and the Committee approved, payouts to Messrs. Del Moral-Niles, Utz, Yee and Erickson of 87.5%, 90%, 90% and 92% of their target annual cash incentive opportunities, respectively. Mr. Flynn received a payout amount equal to 75% of his base award, which was in line with the Company’s financial performance and the

Committee’s assessment of the CEO’s continued positive performance.

Risk Assessment

In 2015, the Committee, along with members of Associated’s Executive Risk Committee (which was composed of the CEO, the Chief Financial Officer, the Chief Credit Officer, the Chief Risk Officer, the Chief Information Officer and the General Counsel), the Chief Human Resources Officer and business executives responsible for the design and implementation of Associated’s incentive compensation arrangement, conducted an executive compensation risk assessment. Towers Watson was engaged to provide an independent risk assessment of Associated’s incentive plans. Pay Governance reviewed Towers Watson’s work and agreed with its methodology and process.

Following the reviews with members of Associated’s Executive Risk Committee and business executives responsible for the design and implementation of incentive plans and the reviews of Towers Watson and Pay Governance, the Committee determined that Associated’s compensation plans do not encourage its senior executive officers or employees to take unnecessary or excessive risks that threaten the value of Associated, nor do such plans encourage behavior focused on short-term results to the detriment of long-term value creation. The Committee has determined that these plans do not encourage imprudent risk taking and are consistent with preserving the long-term health of Associated.

LONG-TERM COMPENSATION

Associated’s executive compensation program includes three long-term incentive elements: stock options, restricted stock and performance-based RSUs, which are granted under the LTIPP described below. For 2015, stock options and restricted stock each represent 25% of the long-term component of the overall program, with performance-based RSUs representing 50% at target.

Option Awards

Stock options represent a right to purchase a specified number of shares of Common Stock at the fair market value of the Common Stock on the date the option is granted. As a result, recipients recognize a value only if and to the extent that the value of Associated’s Common Stock increases, aligning the value of the benefit with shareholder interests. The stock options granted in 2015 generally vest over a four-year period, with one-fourth of the grant vesting in each year, subject to the terms of Associated’s 2013 Incentive Compensation Plan (the “2013 Plan”). Long-term variable equity compensation is a significant portion of each NEO’s compensation, as indicated by the charts included on page 18. Mr. Flynn received a stock option grant with an aggregate grant date fair value equal to 50% of his base salary. Mr. Del Moral-Niles and Mr. Utz received stock option grants with aggregate grant date fair values equal to 30% of their base salaries. Mr. Yee and Mr. Erickson received stock option grants with aggregate grant date fair values equal to 25% of their base salaries. When calculating the value of an option award for the purpose of making these grants, the Committee uses the grant date value of the options determined on the same basis described on page 28 in the notes to the Summary Compensation Table for such awards.

Restricted Stock

Restricted stock represents an award of full value shares that vests over a defined period, the value of which varies based on the performance of Associated’s Common Stock. The restricted stock awards granted in 2015 generally vest over a four-year period, with one-fourth of the grant vesting each year. The grants are subject to the terms of the 2013 Plan. Mr. Flynn received a grant of restricted stock with a grant date fair market value equal to 50% of his base salary. Mr. Del Moral-Niles and Mr. Utz received grants of restricted stock with grant date fair market values equal to 30% of their base salaries. Mr. Yee and Mr. Erickson received grants of restricted stock with grant date fair market values equal to 25% of their base salaries. When calculating the value of a restricted stock award for the purpose of making these grants, the committee uses the grant date value of the restricted stock determined on the same basis described on page 28 in the notes to the Summary Compensation Table for such awards.

Long-Term Incentive Performance Plan

Under the LTIPP, participants receive awards of RSUs, calculated as a percentage of each participant’s base salary at the inception of the performance period, based upon Associated’s performance during the specified performance period relative to performance goals under criteria approved by the Committee. Grants under the 2015 LTIPP and 2014 LTIPP are subject to the terms of the 2013 Plan.

The targeted grant date fair values of the awards for 2015 as a percentage of base salary were 100% for Mr. Flynn, 60% for each of Mr. Del Moral-Niles and Mr. Utz, and 50% for each of Mr. Yee and Mr. Erickson.

2015 LTIPP

The 2015 LTIPP is based on a three-year performance period that began on January 1, 2015 and will end on December 31, 2017. For the 2015 LTIPP, the entire performance-based RSU award is subject to performance-based vesting based on criterion specific to the performance period with the vesting opportunities ranging from a minimum of 25% to a maximum of 150% of the target award.

The performance criterion established by the Committee to determine the vesting of RSUs is based on Associated’s EPS for the performance period and Associated’s Total Shareholder Return (“TSR”) relative to the peer group, measured on the basis of reported TSR for the performance period. The Committee believes TSR, which includes the net change in stock price plus dividends paid during the applicable period, is a valuable measure because it is directly aligned with shareholder interests and encourages management to outperform peers in the creation of shareholder value.

2014 LTIPP

The 2014 LTIPP is based on a three-year performance period that began on January 1, 2014 and will end on December 31, 2016. One-third of the total performance-based RSU award is subject to performance-based vesting based on criterion specific to the two-year period that began on January 1, 2014, and ended December 31, 2015, and two-thirds of the total performance-based RSU award is subject to vesting based on criterion specific to the three-year period that began on January 1, 2014 and will end December 31, 2016, with the vesting opportunities of each portion of the performance period ranging from a minimum of 25% to a maximum of 200% of the target award.

The performance criterion established by the Committee to determine the vesting of RSUs is based on Associated’s EPS for the performance period and Associated’s Total Shareholder Return (“TSR”) relative to the peer group, measured on the basis of reported TSR for the performance period.

The vesting grid below was used to determine the vesting level of the first third of the 2014 LTIPP award (for performance in 2014–2015) at various EPS performance levels under the 2014 LTIPP, with a payout percentage target of 100% at targeted cumulative EPS of $2.29 and TSR performance between 40.1% and 60% of the peer group.

Vesting of the First Third - 2014-2016 LTIPP

	TSR Interpolation Will Apply outside 40.1% to 60% Band
Cumulative
(2014–2015)						Actual Results
EPS	0.0%-20.0%	20.1%-40.0%	40.1%-60.0%	60.1%-80.0%	80.1%-100.0%	63% Percentile
$2.37	77.5%-102.5%	102.5%-127.5%	140%	152.5%-177.5%	177.5%-200.0%	156.25%
$2.35	67.5%-92.5%	92.5%-117.5%	130%	142.5%-167.5%	167.5%-192.5%	146.25%
$2.33	57.5%-82.5%	82.5%-107.5%	120%	132.5%-157.5%	157.5%-182.5%	136.25%
$2.31	47.5%-72.5%	72.5%-97.5%	110%	122.5%-147.5%	147.5%-172.5%	126.25%
$2.29	37.5%-62.5%	62.5%-87.5%	100%	112.5%-137.5%	137.5%-162.5%	116.25%
$2.27	27.5%-52.5%	52.5%-77.5%	90%	102.5%-127.5%	127.5%-152.5%	106.25%
$2.25	25.0%-42.5%	42.5%-67.5%	80%	92.5%-117.5%	117.5%-142.5%	96.25%
$2.23	25.0%-32.5%	32.5%-57.5%	70%	82.5%-107.5%	107.5%-132.5%	86.25%
$2.21	25.0%	25.0%-47.5%	60%	72.5%-97.5%	97.5%-122.5%	76.25%

As determined based on the vesting grid, actual EPS performance of $2.35, which is equal to 102.6% of targeted EPS performance, combined with Associated’s outperforming 10 of 16 peers in TSR performance (ranking Associated in the 63% percentile of the peer group), resulted in vesting at 146.25% of the target RSU award grant applicable to the 2014–2015 performance period.

2013 LTIPP

The 2013 LTIPP is based on three performance periods defined in one-year increments beginning on

January 1, 2013, and ending on December 31, 2015, with one-third of the total performance-based RSU award subject to performance-based vesting each year.

The vesting grid below was used to determine the vesting level of the final third of the award (for performance in 2015) at various EPS performance levels under the 2013 LTIPP, with a payout percentage target of 100% at targeted EPS of $1.09 and TSR performance between 40.1% and 60.0% of the peer group

Vesting of the Final Third – 2013-2015 LTIPP

	TSR Interpolation Will Apply outside 40.1% to 60% Band					Actual Results
2015 EPS	0%-20.0%	20.1%-40.0%	40.1%-60.0%	60.1%-80.0%	80.1%-100.0%	44% Percentile
$1.21	97.5%-122.5%	122.5%-147.5%	160%	172.5%-197.5%	197.5%-200.0%	160%
$1.19	87.5%-112.5%	112.5%-137.5%	150%	162.5%-187.5%	187.5%-200.0%	150%
$1.17	77.5%-102.5%	102.5%-127.5%	140%	152.5%-177.5%	177.5%-200.0%	140%
$1.15	67.5%-92.5%	92.5%-117.5%	130%	142.5%-167.5%	167.5%-192.5%	130%
$1.13	57.5%-82.5%	82.5%-107.5%	120%	132.5%-157.5%	157.5%-182.5%	120%
$1.11	47.5%-72.5%	72.5%-97.5%	110%	122.5%-147.5%	147.5%-172.5%	110%
$1.09	37.5%-62.5%	62.5%-87.5%	100%	112.5%-137.5%	137.5%-162.5%	100%
$1.07	27.5%-52.5%	52.5%-77.5%	90%	102.5%-127.5%	127.5%-152.5%	90%
$1.05	25.0%-42.5%	42.5%-67.5%	80%	92.5%-117.5%	117.5%-142.5%	80%
$1.03	25.0%-32.5%	32.5%-57.5%	70%	82.5%-107.5%	107.5%-132.5%	70%
$1.01	25.0%	25.0%-47.5%	60%	72.5%-97.5%	97.5%-122.5%	60%

As determined based on the vesting grid, actual EPS performance of $1.19, which is equal to 109% of targeted EPS performance, combined with Associated’s outperforming 7 of 16 peers in TSR performance (ranking Associated in the 44% percentile of the peer group), resulted in vesting at

150% of the target RSU award grant applicable to the 2015 performance period. By comparison, the Company’s combined EPS and TSR performance in 2014 resulted in vesting at 176.25% of the target RSU award grant applicable to the 2014 performance period.

OTHER BENEFIT PROGRAMS

Deferred Compensation Plan

Associated maintains a non-qualified deferred compensation plan to allow certain employees who are deemed to be highly compensated under IRS Section 414(q)(1)(B) to defer current compensation to accumulate additional funds for retirement. All NEOs were eligible to participate in the deferred compensation plan in 2015, and Mr. Erickson elected to participate in 2015.

The plan allows eligible employees to defer up to 50% of base salary and up to 100% of cash incentive compensation. The participant receives payment of deferred amounts either in a lump sum, or five or ten equal annual installments beginning six months following the participant’s separation from service or beginning on an in-service date elected by the participant, in either case pursuant to a distribution election made prior to the commencement of deferrals. The plan permits distributions during employment in the event of an unforeseeable emergency. Each participant may, on a daily basis, specify investment preferences from among various investment options for the account, subject to final approval by the Administrator and Trustee. The participant retains all rights to amounts in his or her account if employment terminates for any reason. Deferred compensation plan earnings are unsecured and are not supplemented by Associated.

Retirement Plans

Retirement Account Plan

The Retirement Account Plan (“RAP”) is a qualified defined benefit plan with cash balance features designed to provide participants with a monthly income stream in the form of an annuity at retirement. An employee becomes eligible to participate effective the first day of the plan year in which he or she first completes 1,000 hours of service. Each participant receives an accrual of 5% of eligible compensation. Compensation is subject to the IRS annual limitation, which was $265,000 in 2015. The RAP provides for an annual earnings credit based on the 30-Year Treasury Rate. All participants become fully vested in their accrued benefit upon completion of three years of credited services, attainment of normal retirement (age 65) or upon death or disability while employed by Associated. All NEOs have completed three years of credited service and are 100% vested in their benefits under the RAP. Participants may be eligible to receive an early retirement benefit at age 55. Benefits are subject to an actuarial adjustment for early retirement benefits.

401(k) Plan

Associated offers the Associated Banc-Corp 401(k) and Employee Stock Ownership Plan to eligible participants. Participants make contributions to the 401(k) Plan, subject to the limitations established by the IRS. Associated provides a discretionary matching contribution, which in 2015 was equal to 100% of the first 3% of each participant’s contribution, and 50% of the next 3%. Participants who work 1,000 hours during the calendar year and are employed with Associated on December 31 qualify for the matching contribution, with the exception of the participant’s retirement, disability or death. All participants are fully vested in both their own contributions and Associated’s matching contributions.

Supplemental Executive Retirement Plans

In keeping with its objective of providing a market-competitive executive compensation program designed to attract and retain highly qualified individuals, Associated provides supplemental retirement benefits to a limited number of key employees under the Associated Banc-Corp Supplemental Executive Retirement Plan, referred to as the “SERP”. The SERP is a non-qualified plan into which Associated makes a restoration contribution for any base salary or cash bonus amounts deferred for the calendar year under any nonqualified cash or deferred compensation arrangement maintained by Associated in excess of applicable IRS limitations. Participation in the SERP is limited to members of Associated’s Executive Committee, which includes the NEOs.

Associated’s contribution to the SERP is equal to the excess of the amount that would have been accrued under the RAP and the 401(k) Plan but for the IRS annual limitation over the amount actually accrued by the participant for the plan year under those plans. Amounts under the SERP are unsecured and accrue at the same rate and time as accruals under the RAP and 401(k) Plan and incur gains and losses based on notional investment preferences specified by participants among various investment options. All participants in the SERP are fully vested in their SERP account. Distributions from the SERP are generally made in accordance with elections made by the participants.

Flynn SERP. In order to replace the supplemental retirement benefit previously provided to Mr. Flynn under an expired employment agreement, the Committee adopted the Supplemental Executive Retirement Plan for Philip B. Flynn effective January 1, 2012. Under Mr. Flynn’s SERP, Mr. Flynn retains any and all accrued benefits under the SERP provisions of his expired employment agreement and receives accruals to his SERP account in an amount equal to a percentage of his annual cash base salary and cash bonus, less the amount of the IRS annual compensation limit. This percentage is initially set at 12.5%, although the Committee may decrease or increase this percentage at its discretion, subject to a maximum percentage of 20%. For 2015, the accrual percentage was 12.5%. Accruals based on Mr. Flynn’s base salary accrue on the last day of each payroll period, and accruals based on any cash bonuses paid to Mr. Flynn will accrue on the date any such bonus is paid. All accruals in Mr. Flynn’s SERP account are unsecured and are fully vested on the date of such accrual and incur gains and losses based on investment preferences specified by Mr. Flynn among various notional investment options. Distributions from Mr. Flynn’s SERP are generally made upon the earlier of his death or at various dates specified by Mr. Flynn prior to the beginning of any plan year.

Perquisites

Perquisites provided to NEOs in 2015 included executive physical examinations, which the Committee believes are valuable to Associated by helping to ensure the health and well-being of participants, financial planning services, which are intended to permit the NEOs to focus as much of their time and attention as possible on their responsibilities as executive officers, and the payment of social club dues to give the NEOs access to social clubs for business purposes. NEOs are required to pay any other costs attributable to their personal use of social clubs. The NEOs participated in certain other company-subsidized benefits that were also available to all eligible and/or participating employees.

Employment and Post-Termination Arrangements with Executive Officers

Each of the NEOs is currently employed on an “at-will” basis and none of them is party to an employment agreement with Associated. Associated does not generally enter into agreements with executives before or during their employment with respect to any post-termination benefits, nor does Associated guarantee any executive a severance benefit. The Committee believes that each executive officer separation situation should be evaluated on a case-by-case basis. This arrangement provides the Committee with maximum flexibility to determine mutually beneficial arrangements for both Associated and its executive officers in the event of a separation. Any severance paid to a former executive will generally be paid pursuant to the Associated Banc-Corp Severance Pay Plan, a fully discretionary severance plan for management employees that limits the Committee’s award of a severance benefit to a maximum of 200% of a former employee’s annual base salary.

Change of Control Plan

Associated’s Change of Control Plan is a “double-trigger” plan that provides severance benefits to the CEO and certain executive officers in the event their employment is terminated for specified reasons following a change of control of Associated. The Change of Control Plan is intended to maximize the value of Associated to shareholders in the event it were to be acquired by allowing participating executive officers to impartially evaluate a proposal relating to a transaction and by providing an incentive to participants to remain employed with Associated through the consummation of such a transaction. The Committee believes the terms of the Change of Control Plan are consistent with current market practices.

The CEO and members of the Executive Committee designated by the CEO are eligible to participate in the Change of Control Plan. Currently, the NEOs and all members of the Executive Committee are designated as participants in the Change of Control Plan. Under the Change of Control Plan, participants would be entitled to salary and target bonus continuation for a period of time if, during the two-year period following a Change of Control of Associated:

•	the participant’s employment is involuntarily terminated without “cause,” or

•	if the participant voluntarily terminates employment for “good reason.”

In addition, participants may be eligible to receive prorated incentive bonus compensation, medical, dental and life insurance benefits (to the extent continued participation is permitted by such plans and applicable law), accrued vacation, outplacement benefits, and payments in lieu of continued participation in retirement programs for a period ranging from two to three years. The Committee believes these time frames are in line with competitive practices at peer companies.

Benefits would not be payable under the Change of Control Plan in the event of retirement, death, or disability, or an employment termination for “cause,” which generally includes dishonest acts that adversely affect Associated, breach of fiduciary duties, violation of restrictive covenants or Associated policies, criminal conviction, and neglect of duties or misconduct not cured by the executive within 10 days after receiving notice thereof. Participants must execute a non-disparagement, non-solicitation and non-competition agreement as a condition to receiving benefits under the Change of Control Plan. Benefits would be payable if the participant voluntarily terminates for “good reason,” which generally includes a termination of employment due to the assignment to the participant of duties materially inconsistent with the participant’s positions, duties, responsibilities and status immediately prior to the Change of Control, a material reduction in salary, a discontinuation of any bonus plans that materially affects the participant’s total compensation or certain other compensation plans, a transfer to an employment location greater than 50 miles from the executive’s present office location, or certain other breaches of the Change of Control Plan, but only if the participant provides Associated at least 30 days to cure the “good reason” after giving notice thereof within 90 days of the initial existence of the good reason, and actually separates from service within two years of such existence.

A “Change of Control” under the Change of Control Plan means generally the occurrence of one or more of the following: (1) a change of ownership of 35% or more of the outstanding voting power of Associated stock; (2) a change of ownership of more than 50% of the total fair market value or total voting power of Associated stock; or (3) a sale by Associated of at least 85% of its assets to an unaffiliated entity.

The Change of Control Plan may be amended by the Committee, subject to certain limitations, at any time prior to a Change of Control. See also “Executive Compensation—Potential Payments Upon Termination or Change of Control” beginning on page 33.

COMPENSATION DECISIONS FOR 2016

The Committee continues to review and make changes to the design of Associated’s executive compensation program in order to help ensure that it will continue to serve the Committee’s overall objectives.

Starting with the 2016 LTIPP, Associated will allow members of the Executive Committee to defer receipt of their performance based RSUs beyond the vesting date following the normal three year vesting period.

POLICIES

Accounting and Tax Considerations

Associated desires to maximize the return to its shareholders, as well as meet the objectives of the executive compensation program outlined above. As part of balancing these objectives, management (particularly the Committee, the CEO, and the Chief Human Resources Officer) considers the accounting and tax treatment to Associated, and to a lesser extent the tax treatment to the executive, when making compensation decisions. FASB Accounting Standards Codification (“ASC”) Topic 718, “Compensation—Stock Compensation” requires all share-based payments to employees to be valued at fair value on the date of grant and to be expensed over the applicable vesting period.

Section 162(m) of the Code generally disallows a federal income tax deduction to public companies for compensation (other than qualifying performance-based compensation) over $1,000,000 paid to the corporation’s CEO and the three most highly compensated executive officers (other than the CEO and the CFO). The Committee’s policy with respect to Section 162(m) of the Code is to qualify executive compensation for deductibility where practicable.

Clawback of Compensation

The Committee approved a Clawback Policy that requires any executive officer and the Principal

Accounting Officer of Associated to repay or return cash bonuses and equity awards granted through a performance incentive plan in the event that Associated issues a material restatement of its financial statements due to material noncompliance with securities laws where the restatement was caused by the employee’s intentional misconduct, or if Associated incorrectly calculated without misconduct the performance results of the applicable plans. Where Associated is required to restate any of its financial statements as defined above, Associated shall recover amounts in excess of the cash bonuses and equity awards payable under Associated’s restated financial statements from the above identified employees who received the excess cash bonuses and/or equity awards. The Clawback Policy applies to Associated’s Management Incentive Plan beginning with the 2013 performance period and to performance incentive plan equity awards beginning with grants made in 2013. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC has issued proposed rules relating to specific clawback requirements. However, the SEC and NYSE have not yet issued final rules relating to clawback requirements. Management will continue to monitor the rule-making process with respect to any revisions that may be required to comply with new regulations.

Anti-Pledging and Anti-Hedging Policy

Associated’s Insider Trading Policy prohibits executive officers and directors from engaging in hedging transactions with respect to Associated Common Stock and from pledging Associated Common Stock as collateral for loans.

Security Ownership Guidelines for Executive Officers

Associated has adopted stock ownership guidelines which are applicable to the NEOs, other members of the executive committee and other key executives identified by the CEO. The executive stock ownership guidelines are described above under Stock Ownership – Stock Ownership Guidelines.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing.

THE COMPENSATION AND BENEFITS COMMITTEE

Richard T. Lommen, Chairman

John F. Bergstrom

Ruth M. Crowley

Robert A. Jeffe

John (Jay) B. Williams

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)(5)

Philip B. Flynn	2015	$1,250,000	$0	$1,874,971	$625,026	$645,739	$15,694	$275,619	$4,687,049
President and CEO	2014	$1,250,000	$0	$1,874,991	$624,999	$860,985	$14,511	$274,609	$4,900,095
	2013	$1,250,000	$0	$1,593,738	$531,276	$812,250	$13,859	$258,244	$4,459,367

Christopher J. Del Moral-Niles	2015	$483,000	$0	$ 434,672	$144,906	$350,000	$15,595	$57,793	$1,485,966
Executive Vice	2014	$483,000	$0	$ 434,691	$144,897	$400,000	$14,438	$59,818	$1,536,844
President, Chief	2013	$477,500	$0	$ 362,235	$120,753	$360,000	$13,788	$50,433	$1,384,709
Financial Officer

John A. Utz
Executive Vice President,	2015	$394,500	$0	$ 350,989	$117,004	$360,000	$15,694	$65,985	$1,304,172
Head of Corporate	2014	$350,833	$0	$ 314,989	$104,999	$400,000	$14,511	$57,879	$1,243,211
Banking and Milwaukee	2013	$348,417	$0	$ 288,742	$96,255	$310,000	$13,859	$40,562	$1,097,835
Market President

James Yee	2015	$460,000	$0	$ 344,990	$115,004	$225,000	$14,652	$70,929	$1,230,575
Executive Vice President,	2014	$460,000	$0	$ 344,978	$114,998	$250,000	$13,743	$67,407	$1,251,126
Chief Information Officer	2013	$ 458,333	$0	$ 344,990	$115,005	$260,000	$13,113	$60,457	$1,251,898

Randall J. Erickson	2015	$408,000	$0	$ 305,976	$102,002	$230,000	$14,652	$59,704	$1,120,334
Executive Vice President,	2014	$408,000	$0	$ 305,969	$101,998	$250,000	$13,743	$58,897	$1,138,607
General Counsel and	2013	$406,667	$0	$ 305,987	$102,003	$240,000	$13,113	$46,710	$1,114,480
Corporate Secretary

(1)	Stock and Option Awards reflect the aggregate grant date fair value of awards. For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 11, “Stock-Based Compensation,” of the Notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of our 2015 Form 10-K.

(2)	Amounts reported in this column reflect cash incentive awards provided under the “Management Incentive Plan,” described in the “Annual Total Compensation – Annual Cash Award” section beginning on page 18.

(3)	Reflects the change in present value of the Retirement Account Plan (“RAP”). Further details regarding the RAP can be found in the “Retirement Plans” section beginning on page 23 and in the Pension Benefits in 2015 table on page 31.

(4)	Amounts in All Other Compensation for 2015 include the following:

•	Employer-paid premiums for life insurance and long-term disability insurance coverages for each of the NEOs;
•	The employer match on each participating NEO’s 2015 contributions to the 401(k) Plan (up to $11,925 for each of the participating NEOs);
•	The 2015 employer contributions to the SERP for each of the NEOs (Mr. Flynn – $231,373, Mr. Del Moral-Niles – $36,988, Mr. Utz – $32,585, Mr. Yee – $32,974, and Mr. Erickson – $29,604). Additional details regarding the SERP can be found in the “Retirement Plans” section beginning on page 23 and in the Nonqualified Deferred Compensation in 2015 table on pages 31-32;
•	Employer payment of financial planning services in the amount of $12,325 for each of Mr. Flynn, Mr. Utz, Mr. Yee and Mr. Erickson;

•	For Mr. Del Moral-Niles and Mr. Yee, the cost of a physical examination;
•	For Mr. Del Moral-Niles and Mr. Yee, a health incentive rebate; and
•	Employer payment of social club dues for Mr. Utz and Mr. Yee.

(5)	For a description of the elements of executive compensation and the various factors affecting compensation levels, please see the “Executive Compensation — Compensation Discussion and Analysis” section on page 13.

GRANTS OF PLAN-BASED AWARDS DURING 2015

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Philip B. Flynn	2/2/2015	–	–	–	–	–	–	–	211,236	17.24	$625,026
	2/2/2015	–	–	–	–	–	–	36,252	–	–	624,984
	2/2/2015	–	–	–	18,126	72,505	108,758	–	–	–	1,249,986
		–	860,985	–	–	–	–	–	–	–	–
Christopher J.	2/2/2015	–	–	–	–	–	–	–	48,973	17.24	$144,906
Del Moral-Niles	2/2/2015	–	–	–	–	–	–	8,404	–	–	144,885
	2/2/2015	–	–	–	4,202	16,809	25,214	–	–	–	289,787
		–	400,000	–	–	–	–	–	–	–	–
John A. Utz	2/2/2015	–	–	–	–	–	–	–	39,543	17.24	$117,004
	2/2/2015	–	–	–	–	–	–	6,786	–	–	116,991
	2/2/2015	–	–	–	3,393	13,573	20,360	–	–	–	233,999
		–	400,000	–	–	–	–	–	–	–	–
James Yee	2/2/2015	–	–	–	–	–	–	–	38,867	17.24	$115,004
	2/2/2015	–	–	–	–	–	–	6,670	–	–	114,991
	2/2/2015	–	–	–	3,335	13,341	20,012	–	–	–	229,999
		–	250,000	–	–	–	–	–	–	–	–
Randall J.	2/2/2015	–	–	–	–	–	–	–	34,473	17.24	$102,002
Erickson	2/2/2015	–	–	–	–	–	–	5,916	–	–	101,992
	2/2/2015	–	–	–	2,958	11,832	17,748	–	–	–	203,984
		–	250,000	–	–	–	–	–	–	–	–

(1)	Reflects annual cash incentive opportunities under the 2015 MIP. Amounts shown in the target column are equal to the amounts paid under the MIP in 2014 which served as the base amounts used by the Committee for determining the annual cash incentive payments under the 2015 MIP. The annual cash incentive payments actually paid under the MIP in 2015 are shown in the Summary Compensation Table on page 28, and all amounts paid under the 2015 MIP were less than the annual cash incentive payments under the 2014 MIP. The 2015 MIP does not employ individual thresholds or maximums for purposes of determining the individual amounts payable under the plan. See “Annual Total Compensation – Annual Cash Award” beginning on page 18 for additional details.

(2)	Reflects performance-based RSU grants made to the NEOs under the 2015 LTIPP. The threshold and maximum amounts represent the 25% and 150% limits within the LTIPP. See “Long-Term Compensation – Long-Term Incentive Performance Plan” beginning on page 21 for additional details.

(3)	See “Accounting and Tax Considerations” on page 26. For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 11, “Stock-Based Compensation,” of the Notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of Associated’s 2015 Form 10-K.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock Held that Have Not Vested (#)		Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Philip B. Flynn	208,214	0	$12.97	1/23/2022	12,505	(4)	$234,469	279,735	$5,245,022
	93,630	46,117	$14.02	1/22/2023	27,541	(5)	$516,394
	40,342	121,027	$17.02	1/27/2024	36,252	(6)	$679,725
	12,664	37,992	$17.67	3/17/2024
	0	211,236	$17.24	2/2/2025

Christopher J.	20,000	0	$12.97	1/23/2022	2,842	(4)	$53,288	64,683	$1,212,797
Del Moral-Niles	4,703	0	$14.04	3/23/2022	6,385	(5)	$119,719
	21,281	10,482	$14.02	1/22/2023	8,404	(6)	$157,575
	9,352	28,059	$17.02	1/27/2024

	2,936	8,808	$17.67	3/17/2024
	0	48,973	$17.24	2/2/2025

John A. Utz	16,681	0	$12.97	1/23/2022	2,266	(4)	$42,488	49,577	$929,559
	8,481	8,356	$14.02	1/22/2023	4,627	(5)	$86,756
	6,777	20,333	$17.02	1/27/2024	6,786	(6)	$127,238
	2,127	6,383	$17.67	3/17/2024
	0	39,543	$17.24	2/2/2025

James Yee	0	19,656	$12.89	5/14/2022	7,758	(7)	$145,463	52,689	$987,909
	0	9,983	$14.02	1/22/2023	2,707	(4)	$50,756
	7,423	22,269	$17.02	1/27/2024	5,067	(5)	$95,006
	2,330	6,990	$17.67	3/17/2024	6,670	(6)	$125,063
	0	38,867	$17.24	2/2/2025

Randall J. Erickson	17,976	8,855	$14.02	1/22/2023	2,401	(4)	$45,019	46,731	$876,206
	6,583	19,752	$17.02	1/27/2024	4,494	(5)	$84,263
	2,066	6,201	$17.67	3/17/2024	5,916	(6)	$110,925
	0	34,473	$17.24	2/2/2025

(1)	All options expiring in 2024 and 2025 vest in four equal annual installments beginning on the first anniversary following the grant date. All other options have a three-year stepped vesting schedule (34% of the original award vests on the first anniversary following the date of the grant and 33% vests on each of the second and third anniversaries following the date of the grant) with the exception of options held by Mr. Yee expiring on May 14, 2022, which will vest on the fifth anniversary after the grant date.

(2)	Market value based on the closing price of the Common Stock of $18.75 on December 31, 2015.

(3)	Includes actual portion (150%) of 2013 performance-based RSU grant and actual portion (146.25%) of 2014 performance-based RSU grant that vested based on the 2015 performance period, maximum portion of 2014 performance-based RSU grant applicable to 2016 performance period, and maximum portion of 2015 performance-based RSU grant.

(4)	Restricted stock vested on January 22, 2016.

(5)	Restricted stock scheduled to vest in three equal 1/3 annual installments on each January 27, 2016, January 27, 2017, and January 27, 2018.

(6)	Restricted stock scheduled to vest in four equal annual installments beginning on February 2, 2016.

(7)	Restricted stock scheduled to vest on May 14, 2017.

OPTION EXERCISES AND STOCK VESTED IN 2015

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise or Vesting (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Philip B. Flynn	0	$0	65,762	$1,139,981
Christopher J. Del Moral-Niles	17,184	$121,835	15,599	$271,276
John A. Utz	25,164	$133,973	11,792	$204,420
James Yee	39,924	$225,163	21,695	$391,031
Randall J. Erickson	25,359	$178,274	13,591	$237,147

(1)	Amounts include the following numbers of shares of restricted stock for which restrictions lapsed in 2015: for Mr. Flynn – 21,684, Mr. Del Moral-Niles – 5,581, Mr. Utz – 3,807, Mr. Yee – 12,153 and Mr. Erickson – 5,130; and the following numbers of restricted stock units that vested in 2015: for Mr. Flynn – 44,078, Mr. Del Moral-Niles – 10,018, Mr. Utz – 7,985, Mr. Yee – 9,542 and Mr. Erickson – 8,461.

(2)	Value based on the closing price of Associated Common Stock on the date restrictions lapsed. Vested shares are subject to retention requirements under Associated’s security ownership guidelines.

PENSION BENEFITS IN 2015

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Philip B. Flynn	RAP	6	82,321	0
Christopher J. Del Moral-Niles	RAP	5	79,615	0
John A. Utz	RAP	5	82,321	0
James Yee	RAP	3	54,008	0
Randall J. Erickson	RAP	3	54,008	0

Further information regarding the RAP can be found in the “Retirement Plans” section beginning on page 23.

NONQUALIFIED DEFERRED COMPENSATION IN 2015

Name	Plan	Executive Contributions in 2015 ($)(1)	Registrant Contributions in 2015 ($)(2)	Aggregate Earnings in 2015 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2015 ($)(3)

Philip B. Flynn	Flynn SERP	$0	$231,373	$16,679	$0	$2,013,572
Christopher J. Del Moral-Niles	SERP	$0	$36,988	$2,459	$76,955	$71,812
John A. Utz	SERP	$0	$32,585	$(13,358)	$0	$122,226
James Yee	SERP	$0	$32,974	$39	$0	$103,727
Randall J. Erickson	SERP	$0	$29,604	$(1,567)	$0	$91,062
	DCP	$75,000	$0	$(4,409)	$0	$247,544

(1)	This amount reflects a contribution made by Mr. Erickson from his 2014 annual cash incentive, paid to him in 2015.

(2)	For Mr. Flynn, these amounts reflect contributions made by Associated throughout the year during 2015 based on his 2015 compensation. For the other NEOs, these amounts reflect contributions made by Associated in 2016 based on their 2015 compensation. These amounts are reported in the “All Other Compensation” column for each executive officer in the Summary Compensation Table.

(3)	Of the amounts disclosed in this column with respect to the Flynn SERP or the SERP, the following amounts were reported in the Summary Compensation Table in either 2015 or in prior years: Mr. Flynn – $1,415,050; Mr. Del Moral-Niles – $117,634; Mr. Utz – $86,140; Mr. Yee – $101,772; and Mr. Erickson – $89,594. The variation between the amounts disclosed in this footnote and the amounts disclosed in the above column for the Flynn SERP and the SERP reflect earnings (and losses) on the SERP contributions and any contributions prior to the executive becoming a NEO and for Mr. Del Moral-Niles, the variation also reflects withdrawals from his account. Of the amount disclosed for Mr. Erickson in this column with respect to the Deferred Compensation Plan, $226,500 was previously disclosed in the Summary Compensation Table in 2015 or in prior years. The variation between the amount disclosed in this footnote and the amount disclosed in the above column for Mr. Erickson with respect to the Deferred Compensation Plan reflects earnings (and losses) on his contributions.

Further information regarding the Flynn SERP and the SERP for the other NEOs can be found in the “Retirement Plans” section beginning on page 23, and further information regarding the Deferred Compensation Plan can be found in the “Deferred Compensation Plan” section on page 23.

The investment alternatives available to the NEO under the Flynn SERP, the SERP and the Deferred Compensation Plan for the other NEOs are selected by Associated and may be changed from time to time. The executive officers are permitted to change their investment elections at any time on a prospective basis. The table below shows the funds available under both the SERPs and the Deferred Compensation Plan and their annual rate of return for the year ended December 31, 2015.

Name of Fund	Annual Return
%
American Century Diversified Bond A Fund	-0.04
American Century Equity Income A Fund	-0.13
AC Alternatives Equity Market Neutral A Fund	-1.26
American Funds EuroPacific Growth R3 Fund	-1.12
American Funds Growth Fund of America R3 Fund	5.03
American Funds New World R3 Fund	-6.26
Aston/Montag & Caldwell Growth N Fund	5.76
Columbia Acorn USA A Fund	-1.60
Franklin Conservative Allocation R Fd	-2.52
Franklin Growth Allocation R Fund	-1.93
Franklin Moderate Allocation R Fund	-2.18

Name of Fund	Annual Return
%
Goldman Sachs Growth Opportunities A Fund	-5.62
Heartland Value Plus Fund	-17.41
LargeCap S&P 500 Index R5 Fund	1.00
MFS Value R3 Fund	-0.79
Money Market Inst Fund	n/a
Perkins Mid Cap Value S Fund	-4.09
PIMCO CommodityRealReturn Strategy A Fund	-26.08
Short-Term Income R5 Fund	0.52
Templeton Foreign R Fund	-7.46
Templeton Global Bond R Fund	-4.58

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Associated maintains a Change of Control Plan to provide severance benefits to the CEO and certain executive officers if their employment terminates as a result of a change of control of Associated. The CEO and members of the Executive Committee who are designated by the CEO are eligible to participate in the Change of Control Plan. As of December 31, 2015, each of the NEOs, and all members of the Executive Committee were designated to participate under the Change of Control Plan. See “Executive Compensation — Compensation Discussion and Analysis, Change of Control Plan.”

In addition to the payments that the NEOs would receive in the event of separation from employment triggering benefits under the Change of Control Plan at December 31, 2015, all unvested options, shares of restricted stock and RSUs held by the NEOs vest upon such a separation within the two-year period following a change of control pursuant to the terms of the 2013 Plan.

A NEO may also be eligible to receive fully discretionary severance benefits in the event of such NEO’s separation other than as a result of a change of control of Associated, pursuant to the Associated Banc-Corp Severance Pay Plan. Because these benefits are fully discretionary, they cannot be estimated for any particular NEO. See “Executive Compensation Discussion and Analysis, Employment and Post-Termination Agreements with Executive Officers.”

The table below sets forth the estimated maximum payments the NEOs would receive in the event of a change of control and separation from employment triggering benefits under the Change of Control Plan and the potential value to the NEOs of full acceleration of all unvested options, shares of restricted stock and RSUs, at December 31, 2015.

Name	Total Salary Continuation Benefit (1)	Medical, Dental, Life Insurance Benefits for the Duration of Payments (2)	Accrued Vacation (3)	Retirement Plan Contributions, Including the RAP, 401(k) and SERP	Incentive Bonus (4)	Outplacement Benefit (5)	Total Value of Shares of Restricted Stock and Restricted Stock Units (6)	Total Value of Options (7)	Total (8)
Philip B. Flynn	$3,750,000	$3,510	$24,038	$769,645	$2,582,955	$20,000	$4,759,812	$787,508	$12,697,468

Christopher J. Del Moral-Niles	$966,000	$34,005	$9,288	$124,326	$800,000	$20,000	$1,100,171	$181,584	$3,235,374

John A. Utz	$820,000	$27,451	$7,885	$115,519	$800,000	$20,000	$849,000	$141,304	$2,781,159

James Yee	$920,000	$26,832	$8,846	$116,298	$500,000	$20,000	$1,044,989	$267,167	$2,904,132

Randall J. Erickson	$816,000	$27,454	$7,846	$109,557	$500,000	$20,000	$797,812	$134,806	$2,413,475

(1)	Based on base salary at December 31, 2015. Pursuant to the Change of Control Plan, Mr. Flynn would be paid three times the amount of his base salary with an installment period of three years, and the other NEOs would be paid two times the amount of their base salary with an installment period of two years.

(2)	Based on program costs at December 31, 2015.

(3)	Maximum unused vacation accrual is 40 hours at year-end pursuant to Associated’s policy.

(4)	Pursuant to the Change of Control Plan, Mr. Flynn would be paid three times the amount of his target bonus with an installment period of three years, and the other NEOs would each be paid two times the amount of their target bonus with an installment period of two years. In the event of a change of control prior to year-end, Mr. Flynn and the other NEOs would also be entitled to receive an amount equal to their prorated bonuses for the year in which the change of control occurs.

(5)	The Change of Control Plan provides that outplacement services at the senior management and executive level, commensurate with the eligible employee’s duties, shall be provided by a mutually agreed outplacement agency. $20,000 is an estimate of the actual cost of these outplacement services.

(6)	Value based on closing price of Associated Banc-Corp Common Stock of $18.75 on December 31, 2015. This includes the value of all unvested Restricted Stock and performance based RSUs (illustrated at target), and any accrued dividend equivalent payments on all RSUs.

(7)	Value based on the closing price of Associated Banc-Corp Common Stock of $18.75 on December 31, 2015.

(8)	The Change of Control Plan also provides for payment of legal fees and expenses, if any, incurred as a result of a termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment or in seeking to obtain or enforce any right or benefit provided by the Change of Control Plan). In addition, under the Change of Control Plan, payments are reduced in the event that the NEOs would be subject to excise taxes imposed under Section 280G, but only where the after-tax payments received by the NEO would be greater than the after-tax payments without regard to such reduction. The total amounts payable above have been calculated assuming no legal fees and expenses would be incurred and no 280G reduction would apply.

In the event of the death or disability of an NEO, the NEO’s unvested options, restricted stock, and restricted stock units (including accumulated dividend equivalent payments) will automatically vest. Had a death or disability of any of the NEOs occurred on December 31, 2015, using the closing price of stock of $18.75 on such date, the potential value of the accelerated equity awards would have been equal to $5,547,320 for Mr. Flynn; $1,281,755 for Mr. Del Moral-Niles; $990,304 for Mr. Utz; $1,312,156 for Mr. Yee; and $932,618 for Mr. Erickson.

DIRECTOR COMPENSATION

The Board’s philosophy for director compensation is to provide a balanced competitive total compensation program that allows for the attraction and retention of qualified directors and reflects the increasing demands of being a public company director, the increasing regulation of the banking industry and of publicly traded corporations in general, and the personal risk factors associated with being a director. These factors, among others, have caused the Board to guide director compensation towards the market range of the S&P 400 (of which Associated is a component company).

The material terms of the director compensation arrangements, which are aligned with market practices, are as follows:

•	$70,000 annual retainer (with no additional meeting fees for meetings of the Board or standing committees thereof)

•	$100,000 additional retainer for the non-executive Chairman

•	$10,000 additional retainer for the Chairs of the Audit Committee, Compensation and Benefits Committee, Corporate Development Committee, Corporate Governance
Committee, Enterprise Risk Committee, and Trust Committee

•	$1,500 ad hoc committee meeting fee (when and if such a committee is convened)

•	Upon initial appointment to the Board, the non-employee director will be granted RSUs with a fair market value of $100,000. In addition, each non-employee director will be granted RSUs with a fair market value of $100,000 annually. The Board established this amount to remain competitive in attracting new Board members and compensate for the directors’ oversight responsibilities, which have increased in recent years. The RSUs subject to each grant will become fully vested on the fourth anniversary of each grant date. The Compensation and Benefits Committee approved the vesting of all unvested RSUs held by Mr. Harder at the time of his retirement from the Board of Directors effective April 21, 2015.

The Committee evaluates the competitiveness of director compensation on an ongoing basis.

DIRECTORS’ DEFERRED COMPENSATION PLAN

Through its acquisition of other banks and bank holding companies, Associated became the sponsor of several directors’ deferred compensation plans. To simplify ongoing administration, Associated established its own directors’ deferred compensation plan and merged the predecessor plans into it effective July 1, 1999. Prior to 2013, Associated made monetary contributions into the Directors’ Deferred Compensation Plan for each non-employee director. Those contributions were required to be invested in an account the balance of which is based on the trading price of Associated Common Stock.

Directors may also defer any or all of their board fees, including retainers. Earnings are based on the performance of plan investment alternatives and are not supplemented by Associated. With the exception of the investment of the Associated contribution referenced above, directors may realign investments as frequently as they wish. Distributions begin six months after a director ceases to serve on the Board, and payments are made according to elections made prior to the commencement of deferrals. Distributions are paid either in a lump sum, or in annual installments over a five-year or ten-year period.

DIRECTOR COMPENSATION IN 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John F. Bergstrom	$70,000	$100,000	$0	$0	$0	$0	$170,000
Ruth M. Crowley	70,000	100,000	0	0	0	0	170,000
R. Jay Gerken	70,000	100,000	0	0	0	0	170,000
Ronald R. Harder(1)	35,000	100,000	0	0	0	0	135,000
William R. Hutchinson	171,500	100,000	0	0	0	0	271,500
Robert A. Jeffe	71,500	100,000	0	0	0	0	171,500
Eileen A. Kamerick	81,500	100,000	0	0	0	0	181,500
Richard T. Lommen	80,000	100,000	0	0	0	0	180,000
Cory L. Nettles	70,000	100,000	0	0	0	0	170,000
J. Douglas Quick	80,000	100,000	0	0	0	0	180,000
Karen T. van Lith	80,000	100,000	0	0	0	0	180,000
John (Jay) B. Williams	80,000	100,000	0	0	0	0	180,000

(1)  Mr. Harder retired from the Board of Directors effective April 21, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, Associated’s directors and executive officers, as well as certain persons holding more than 10% of Associated’s stock, are required to report their initial ownership of stock and any subsequent change in such ownership to the SEC, NYSE, and Associated within specified time limits.

To Associated’s knowledge, based solely upon a review of the copies of such reports furnished to Associated and upon written representations of directors and executive officers that no other reports were required, Associated’s officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements during 2015.

RELATED PARTY TRANSACTIONS

Certain officers and directors of Associated and its subsidiaries, members of their families, and the companies or firms with which they are affiliated were customers of, and had banking transactions with, Associated’s subsidiary bank and/or investment subsidiaries in the ordinary course of business during 2015. Additional ordinary course transactions of this type may be expected to take place in the future. All loans and loan commitments were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Associated and, in management’s opinion did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2015, the aggregate principal amount of loans outstanding to directors, officers, or their related interests was approximately $37 million, which represented approximately 1.2% of consolidated stockholders’ equity.

RELATED PARTY TRANSACTION POLICIES AND PROCEDURES

We have adopted written Related Party Transaction Policies and Procedures regarding the identification, review and approval or ratification of “interested transactions.” For purposes of Associated’s policy, an “interested transaction” is a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including indebtedness or guarantee of indebtedness) in which Associated and any “related party” are participants involving an amount that exceeds $120,000. Certain transactions are not covered by this policy, including: transactions involving compensation for services provided to Associated as a director or executive officer, ordinary course banking transactions, and transactions where all receive proportional benefits, such as dividends. A related party is any executive officer, director, nominee for election as director or a greater-than-5% shareholder of Associated, and any “immediate family member” of such persons.

Under the policies and procedures, the Corporate Governance Committee reviews and either approves or disapproves any interested transactions. In considering interested transactions, the Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Related Party Transaction Policies and Procedures can be found on Associated’s website at www.associatedbank.com, “About Us,” “Investor Relations,” “Governance Documents.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for providing independent, objective oversight of Associated’s accounting functions and internal controls. The Audit Committee is currently composed of four directors, each of whom meets the independence requirements set forth under the Exchange Act requirements and in NYSE corporate governance rules. The Audit Committee operates under a written charter approved by the Board. The Charter can be found at Associated’s website at www.associatedbank.com, “About Us,” “Investor Relations,” “Governance Documents.” Associated’s Board has also determined that three of the members of the Audit Committee, Mr. Gerken, Ms. Kamerick and Ms. van Lith, are “audit committee financial experts” based upon their respective education and work experience. Associated believes Ms. Kamerick qualifies as an “audit committee financial expert” based upon her experience as a chief financial officer of several companies. Associated believes Ms. van Lith qualifies as an “audit committee financial expert” based upon the fact that she was a Certified Public Accountant and upon her experience as an auditor for Deloitte, Haskins & Sells, as the person responsible for external financial reporting for Deluxe, and as Chief Financial Officer for Gelco. Associated believes Mr. Gerken is an “audit committee financial expert” based upon his status as a Chartered Financial Analyst (CFA), and his experience as a CEO overseeing the issuance of public company (mutual fund) financial statements.

Management is responsible for Associated’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Associated’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon, as well as an audit of the effectiveness of our internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes. In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2015 consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61 (The Auditor’s Communication With Those Charged With Governance), (AICPA, Professional Standards, Vol. 1 AU Section 380). The Audit Committee also received written disclosures from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in the 2015 Form 10-K, which has been filed with the SEC.

AUDIT COMMITTEE

Eileen A. Kamerick, Chairman

R. Jay Gerken

J. Douglas Quick

Karen T. van Lith

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent Associated specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

COMPANY PROPOSALS

PROPOSAL 1:

ELECTION OF DIRECTORS

Directors elected at the Annual Meeting will serve for one-year terms expiring at the 2017 Annual Meeting and, with respect to each director, until his or her successor is duly elected and qualified. The term of each director listed under “Nominees for Election to Our Board” expires at the Annual Meeting.

Unless otherwise directed, all proxies will be voted “FOR” the election of each of the individuals nominated to serve as directors. The biographical information below for each nominee includes the specific experience, qualifications, attributes or skills that led to the Corporate Governance Committee’s conclusion that such nominee should serve as a director. The 11 nominees receiving the largest number of affirmative votes cast at the Annual Meeting will be elected as directors. Under Associated’s Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “FOR” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee is required to make a recommendation to the Board with respect to any such letter of resignation, and the Board is required to take action with respect to this recommendation and to disclose its decision and decision-making process.

Each nominee has consented to serve as a director, if elected, and as of the date of this Proxy Statement, Associated has no reason to believe that any of the nominees will be unable to serve. Correspondence may be directed to nominees at Associated’s executive offices.

Mr. Quick is retiring from the Board after 25 years of service to Associated and will not be standing for election. Associated is grateful to Mr. Quick for his many years of dedicated service to Associated and its shareholders.

The information presented below is as of March  1, 2016.

NOMINEES FOR ELECTION TO OUR BOARD

Philip B. Flynn	Director since 2009
Age: 58

Mr. Flynn joined Associated Banc-Corp as President and Chief Executive Officer in December 2009. Mr. Flynn has more than 30 years of financial services industry experience. Prior to joining Associated, Mr. Flynn held the position of Vice Chairman and Chief Operating Officer of Union Bank in California. During his nearly 30-year career at Union Bank, he held a broad range of other executive positions, including chief credit officer and head of commercial banking, specialized lending and wholesale banking activities. Mr. Flynn serves as a director or trustee of the Financial Services Roundtable, the Medical College of Wisconsin, the Milwaukee Art Museum, St. Norbert College, the United Performing Arts Fund, the University of Wisconsin-Green Bay Foundation, Wisconsin Manufacturers & Commerce, and the Green Bay Packers, Inc. Mr. Flynn’s qualifications to serve as a director and Chair of the Corporate Development Committee include his extensive experience in the banking industry and his significant executive management experience at a large financial institution.

John F. Bergstrom	Director since 2010
Age: 69

Mr. Bergstrom is Chairman and Chief Executive Officer of Bergstrom Corporation of Neenah, Wisconsin, one of the top 50 largest automobile dealer groups in the United States. Mr. Bergstrom also serves as a director of

Kimberly-Clark Corporation, WEC Energy Group, Advance Auto Parts, and the Green Bay Packers, Inc. In 2014, Mr. Bergstrom completed the National Association of Corporate Directors (“NACD”) corporate training program for Compensation Committee members and is now designated as a Master Fellow for Compensation Committee, governance and best practices. Mr. Bergstrom’s qualifications to serve as a director of Associated and member of the Compensation and Benefits Committee and Trust Committee include his more than 30 years of leadership experience as a chief executive officer and over 50 years of combined experience as a director of various public companies. Mr. Bergstrom provides the board with a deep understanding of consumer sales and of Wisconsin’s business environment.

Ruth M. Crowley	Director since 2004
Age: 56

Ms. Crowley has served as Executive Vice President of International Business Development, Brand and Marketing for Entertainment Retail Enterprises (doing business as Summit Resources International) since 2011. Her primary efforts with Summit Resources International are currently focused on Global Retail and Wholesale development initiatives with Viacom International Media Network and Nickelodeon. Ms. Crowley is also a Principal of Innervisions Management, a consulting practice specializing in the retail business with a focus on brand development, marketing, merchandising, product and consumer segmentation, customer experience and business development in the U.S. and international markets since August 2007. She was the President of Motorsports Authentics, designing and creating products for NASCAR drivers and teams with oversight responsibility for retail and wholesale businesses from March 2006 to August 2007. Previously, she was Vice President and General Merchandise Manager for Harley-Davidson from February 2000 through February 2006. She has held management positions in all sectors of the retail industry for over 25 years. She currently also serves as Chair of the Board of Governors, University of North Texas College of Retail, Merchandising, Hospitality and Digital Retailing. Her knowledge of the consumer business and experience in retail operations, marketing and brand development adds depth to the skills of the Board in retail strategy. Ms. Crowley’s qualifications to serve as director of Associated and member of the Compensation and Benefits Committee and the Trust Committee include her more than 25 years of experience in retail operations, strategy, marketing and brand development. Ms. Crowley’s extensive knowledge of consumer and retail operations, marketing and brand development adds significant depth to the skills of the Board in retail strategy. Ms. Crowley is certified as a National Association of Corporate Directors Board Leadership Fellow.

R. Jay Gerken	Director since 2014
Age: 64

Mr. Gerken is a director of 21 mutual funds with approximately $30 billion in assets associated with Sanford C. Bernstein Fund, Inc. and the Bernstein Fund, Inc. Mr. Gerken served as the President and Chief Executive Officer of Legg Mason Partners Fund Advisor, LLC from 2005 until June 2013. During that period, he was also the President and a director of the Legg Mason and Western Asset mutual funds with combined assets in excess of $100 billion. Previously, Mr. Gerken served in a similar capacity at Citigroup Asset Management Mutual Funds from 2002 to 2005. As a Chartered Financial Analyst with experience as a portfolio manager and in overseeing the preparation of financial statements, Mr. Gerken meets the requirements of an audit committee financial expert. Mr. Gerken’s qualifications to serve as a director of Associated and member of the Audit Committee and the Trust Committee include his extensive investment and financial experience, as well as his executive leadership roles at several large mutual funds. Mr. Gerken is certified as a National Association of Corporate Directors Board Leadership Fellow.

William R. Hutchinson	Director since 1994
Age: 73

Mr. Hutchinson is Chairman of the Board. He has served as President of W. R. Hutchinson & Associates, Inc., an energy industry consulting company, since April 2001. Previously, he was Group Vice President, Mergers &

Acquisitions, of BP Amoco p.l.c. from January 1999 to April 2001 and held the positions of Vice President — Financial Operations, Treasurer, Controller, and Vice President — Mergers, Acquisitions & Negotiations of Amoco Corporation, Chicago, Illinois, from 1981 until 1999. Mr. Hutchinson also serves as an independent director and Chairman of the Audit Committees of approximately 31 closed-end mutual funds in the Legg Mason Inc. Fund Complex. Although Mr. Hutchinson is not currently serving on Associated’s Audit Committee, he meets the requirements of an audit committee financial expert. Mr. Hutchinson’s qualifications to serve as Chairman of the Board of Directors of Associated and member of the Corporate Development Committee include his more than 30 years of executive management experience at both private and public companies, the depth of his financial expertise and his strong understanding of both the financial service and energy industries.

Robert A. Jeffe	Director since 2011
Age: 65

Mr. Jeffe is Co-Chairman and Co-Founder of Hawkwood Energy, a private oil and gas company based in Denver and focused on onshore exploration and production in the U.S. He is also on the Board of Directors of Tiandi Energy. Mr. Jeffe served as Chairman of the Corporate Advisory Group of Deutsche Bank from November 2004 until February 2011. Previously, Mr. Jeffe served as Senior Vice President of Corporate Business Development for General Electric Company from December 2001 to November 2004 and as a member of GE Capital’s board of directors from January 2002 to June 2004. Mr. Jeffe has more than 34 years of investment banking experience and prior to working at Deutsche Bank, he was with Morgan Stanley, Credit Suisse and Smith Barney (now Citigroup) serving at all three firms as Managing Director, Head of the Global Energy and Natural Resources Group, and a member of the Investment Banking Management Committee and Global Leadership Group. At Morgan Stanley, Mr. Jeffe also was Co-Head of Global Corporate Finance. Mr. Jeffe’s qualifications to serve as a director of Associated and member of the Compensation and Benefits Committee, the Corporate Development Committee and the Enterprise Risk Committee include his more than 34 years of investment banking and corporate finance experience, his executive leadership roles at several large financial institutions/energy companies and his previous board experience.

Eileen A. Kamerick	Director since 2007
Age: 57

Ms. Kamerick serves as Senior Adviser to the CEO and Board, Chief Financial Officer of ConnectWise.com, Inc. and is an adjunct professor at leading law schools and consults on corporate governance and financial strategy matters. From October 2012 until July 2013, Ms. Kamerick was Chief Financial Officer of Press Ganey Associates, a leading health care analytics and strategic advisory firm. She previously served as the Managing Director and Chief Financial Officer of Houlihan Lokey, an international investment bank, from May 2010 to October 2012. She also served as President of the Houlihan Lokey Foundation. From August 2008 to May 2010, she served as Senior Vice President, Chief Financial Officer and Chief Legal Officer of Tecta America Corporation, the largest commercial roofing company in the United States. Prior to joining Tecta America Corporation, she served as Executive Vice President and Chief Financial Officer of BearingPoint, Inc., a management and technology consulting firm from May 2008 to June 2008. BearingPoint, Inc. filed for reorganization under Chapter 11 of the US Bankruptcy code on February 18, 2009. Ms. Kamerick has also served as Chief Financial Officer at several leading companies including Heidrick & Struggles International, Inc.; Leo Burnett; and BP Amoco Americas. Ms. Kamerick served on the board of directors of The ServiceMaster Company from 2005 to 2007. She also currently serves on the board of directors of Westell Technologies, Inc., and serves as an independent director of approximately 31 closed-end mutual funds in the Legg Mason Inc. Fund Complex. She also serves on the board of several nonprofit organizations, including Eckerd Kids, a national not for profit where she is Vice Chairman of the Board, and Boys & Girls Clubs of Chicago. She has formal training in law, finance, and accounting and meets the requirements of an audit committee financial expert. Ms. Kamerick’s qualifications to serve as a director of Associated, Chair of the Audit Committee and member of the Corporate Development Committee and the Corporate Governance Committee include her extensive experience in the financial operations of both public and private companies, along with her detailed knowledge of corporate governance and finance. Ms. Kamerick provides the board with a strong financial understanding as well as experience in both corporate governance and financial strategy.

Richard T. Lommen	Director since 2004
Age: 71

Mr. Lommen is Chairman of the Board of Courtesy Corporation, a McDonald’s franchisee located in La Crosse, Wisconsin. Prior to that, he served as President of Courtesy Corporation from 1968 to 2006. Mr. Lommen served as Vice Chairman of the Board of First Federal Capital Corp from April 2002 to October 2004, when it was acquired by Associated. Mr. Lommen’s qualifications to serve as a director of Associated, Chairman of the Compensation and Benefits Committee and a member of the Enterprise Risk Committee include his more than 50 years of experience in retail sales, marketing and business development in the Midwest. Mr. Lommen provides the board with a deep understanding of small business needs, retail sales and franchises.

Cory L. Nettles	Director since 2013
Age: 46

Mr. Nettles is the Founder and Managing Director of Generation Growth Capital, Inc., a private equity fund. He is also Of Counsel at Quarles & Brady LLP. He previously served as Secretary for the Wisconsin Department of Commerce from 2002 to 2004. Mr. Nettles serves on the boards of Weyco Group, Inc., Robert W. Baird’s Baird Funds, Inc., and several nonprofit organizations including the Medical College of Wisconsin, the Greater Milwaukee Foundation and the University of Wisconsin Foundation. He previously served on the boards of Lawrence University and The Private Bank-Wisconsin. Mr. Nettles’ qualifications to serve as a director of Associated and member of the Corporate Governance Committee and Corporate Development Committee include his experience on a wide range of for-profit and non-profit boards and his deep understanding of the issues and challenges affecting Midwest businesses. Mr. Nettles provides the board with a strong understanding of small business needs as well as experience in corporate finance, mergers and acquisitions.

Karen T. van Lith	Director since 2004
Age: 56

Ms. van Lith is currently a contractor for companies requiring transformative leadership as they go through start-up, rapid growth, mergers and acquisitions or business model changes. She previously served as Chief Executive Officer and a director of MakeMusic, Inc., a publicly-traded company that develops and markets music education technology solutions, from June 2011 until June 2012. Ms. van Lith also serves as a director of E.A. Sween, a privately-held company doing business as Deli Express, since August 2012. Until June 2011, she ran an internet-marketing services company through Beckwith Crowe, LLC. Ms. van Lith was President and Chief Executive Officer of Gelco Information Network, a privately held provider of transaction and information processing systems to corporations and government agencies, based in Eden Prairie, Minnesota, until its sale to Concur Technologies in October 2007. She joined Gelco in 1999 as the Chief Financial Officer of Gelco Information Network; she then served as Chief Operating Officer of the company’s Trade Management Group, a division of Gelco Information Network, and was named its President and Chief Executive Officer in 2001. Before joining Gelco, she was with Ceridian Corp. for four years serving in senior executive roles, including Senior Vice President of Business Development for Ceridian Employer Services. Ms. van Lith served as a director of XRS Corporation, a publicly traded provider of fleet operations solutions to the transportation industry from 2010 to 2014 and of CNS, a publicly traded consumer goods company, from 2003 to 2006. She was a CPA, has practiced with an international public accounting firm and has served in various executive capacities. She meets the requirements of an audit committee financial expert. Ms. van Lith’s qualifications to serve as a director of Associated, Chair of the Trust Committee and a member of the Audit Committee include her significant experience in finance and accounting along with her past and present directorship experience in both public and private companies. Ms. van Lith provides the board with a strong understanding of accounting as well as experience in small business start-ups.

John (Jay) B. Williams	Director since 2011
Age: 64

Mr. Williams joined the Board of Directors in July 2011 following a 37-year career in banking. He is also past President and Chief Executive Officer of the Milwaukee Public Museum, Inc. Mr. Williams’ banking career included experience with retail, commercial, private client, operations and technology along with mergers and acquisitions. He is on the Board of Directors of Church Mutual Insurance Company, which insures over 100,000 religious institutions, Northwestern Mutual Wealth Management, a subsidiary of Northwestern Mutual, the Medical College of Wisconsin and is Chairman of the Milwaukee Public Museum and Chairman of the Board of St. Norbert College. Mr. Williams’ qualifications to serve as a director of Associated and a member of the Compensation and Benefits Committee and Enterprise Risk Committee include his 37 years of executive leadership in the banking industry, as well as his strong background in bank risk management. Mr. Williams provides the board with a deep understanding of the banking industry as well as experience in risk mitigation, operations and technology. Mr. Williams is certified as a National Association of Corporate Directors Board Leadership Fellow.

DIRECTOR QUALIFICATIONS

Directors are responsible for overseeing Associated’s business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly skilled individuals with various qualities, attributes and professional experience. The Board believes that there are certain general requirements for service on Associated’s Board of Directors that are applicable to all directors, and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by every director. The Board and the Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and Associated’s current and future needs.

In its assessment of each nominee for director, including those recommended by shareholders, the Corporate Governance Committee considers the nominee’s judgment, integrity, experience, independence, understanding of Associated’s business or other related industries and such other factors that the Corporate Governance Committee determines are pertinent in light of the current needs of the Board. The Corporate Governance Committee also takes into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to Associated.

The Board and the Corporate Governance Committee require that each director be a person of high integrity with a proven record of success in his or her field. Each director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all directors, the Board conducts interviews of potential director candidates to assess intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board believes that the combination of qualifications, skills and experiences of the 2016 director nominees will contribute to an effective and well-functioning Board. The Board and the Corporate Governance Committee believe that, individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to Associated’s management.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that shareholders vote “FOR” the election of Mses. Crowley, Kamerick and van Lith and Messrs. Flynn, Bergstrom, Gerken, Hutchinson, Jeffe, Lommen, Nettles and Williams to the Board of Directors.

AFFIRMATIVE DETERMINATIONS REGARDING DIRECTOR INDEPENDENCE

Associated’s Board has considered the independence of the nominees for election at the Annual Meeting and all individuals who served as directors during any portion of 2015, under the corporate governance rules of the NYSE. The Board has determined that all such directors are independent, or were independent at the time they served as directors, under the NYSE corporate governance rules, except for Mr. Flynn, President and CEO of Associated. Mr. Flynn is not independent because of his service as an executive officer of Associated and not because of any other transactions or relationships.

PROPOSAL 2:

ADVISORY APPROVAL OF ASSOCIATED BANC-CORP’S NAMED EXECUTIVE OFFICER COMPENSATION

Associated’s executive compensation program plays a key role in Associated’s ability to attract, retain and motivate the highest quality executive team. The principal objectives of Associated’s executive compensation program are to target executive compensation within competitive market ranges, reward performance and align executive incentive compensation with long-term shareholder value creation, without incenting unnecessary and excessive risk. As discussed above in the Compensation Discussion and Analysis, which begins on page 13, the Compensation Committee has designed the program to incorporate a number of features and best practices that support these objectives, including, among others:

•	Target total compensation for Associated’s Named Executive Officers at market-competitive levels, while maintaining an overall compensation program that is aligned with and reflects the performance of Associated;

•	A substantial portion of each of Associated’s Named Executive Officer’s target compensation is variable;

•	Variable pay opportunities are more heavily weighted toward long-term performance and delivered through equity-based incentives;

•	Equity awards are granted in the form of stock options, restricted stock and performance-based restricted stock units, which have a value directly aligned with shareholder value;

•	None of Associated’s Named Executive Officers are entitled to receive gross-up payments in connection with any excise tax or other tax liabilities; and

•	Limited number of perquisites available to Associated’s Named Executive Officers.

Shareholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement in its entirety for a detailed discussion of Associated’s executive compensation program.

As required under the Exchange Act, this proposal seeks a shareholder advisory vote on the approval of compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

“Resolved, that the shareholders approve the compensation of Associated’s Named Executive Officers as disclosed pursuant to the compensation rules of the SEC in the Compensation Discussion and Analysis, the compensation tables and narrative discussion.”

Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation and Benefits Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that shareholders vote “FOR” the advisory approval of Associated Banc-Corp’s Named Executive Officer compensation, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and any related material). If a majority of the votes cast is voted “FOR” this Proposal 2, it will pass. Unless otherwise directed, all proxies will be voted “FOR” Proposal 2.

PROPOSAL 3:

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected, and the Board has approved, KPMG LLP to serve as Associated’s independent registered public accounting firm for the year ending December 31, 2016. KPMG LLP audited Associated’s consolidated financial statements for the year ended December 31, 2015. It is expected that a representative of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

If KPMG LLP declines to act or otherwise becomes incapable of acting, or if its appointment is otherwise discontinued, the Audit Committee will appoint another independent registered public accounting firm. If a majority of the votes cast is voted “FOR” this Proposal 3, it will pass. Unless otherwise directed, all proxies will be voted “FOR” Proposal 3. If the shareholders do not ratify the selection, the Audit Committee will take the shareholders’ vote under advisement.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Associated’s annual financial statements for 2015 and 2014, and fees billed for other services rendered by KPMG LLP.

	2015	2014
Audit Fees(1)	$1,297,574	$1,149,380
Audit-Related Fees(2)	270,215	250,000
Tax Fees	0	0
All Other Fees	0	63,820

Total Fees	$1,567,789	$1,463,200

(1)	Audit fees include those necessary to perform the audit and quarterly reviews of Associated’s consolidated financial statements. In addition, audit fees include audit or other attest services required by statute or regulation, such as comfort letters, consents, reviews of SEC filings, and reports on internal controls, and audit-related expenses.

(2)	Audit-related fees consist principally of fees for recurring and required financial statement audits of certain subsidiaries, employee benefit plans, and common and collective funds.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by Associated’s independent registered public accounting firm. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation, and the likely impact of the non-audit services on the independent registered public accounting firm’s independence.

During 2015, each new engagement of Associated’s independent registered public accounting firm to perform audit and non-audit services was approved in advance by the Audit Committee or the Chairman of the Audit Committee pursuant to the foregoing procedures.

The Audit Committee of the Board of Associated considers that the provision of the services referenced above to Associated is compatible with maintaining independence by KPMG LLP.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that shareholders vote “FOR” the selection of KPMG LLP as Associated’s independent registered public accounting firm for the year ending December 31, 2016.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, Associated is not aware of any matters to be presented for action at the meeting other than those described in this Proxy Statement. If any matters properly come before the Annual Meeting, the proxy form sent herewith, if executed and returned, provides the designated proxies discretionary authority with respect to such matters.

SHAREHOLDER PROPOSALS

Proposals of a shareholder submitted pursuant to Rule 14a-8 of the SEC (“Rule 14a-8”) for inclusion in the proxy statement for the annual meeting of shareholders to be held April 25, 2017, must be received by Associated at its executive offices no later than November 15, 2016. This notice of the annual meeting date also serves as the notice by Associated under the advance-notice Bylaw described below. A shareholder that intends to present business other than pursuant to Rule 14a-8 at the next annual meeting, scheduled to be held on April 25, 2017, must comply with the requirements set forth in Associated’s Amended and Restated Bylaws. To bring business before an annual meeting, Associated’s Amended and Restated Bylaws require, among other things, that the shareholder submit written notice thereof to Associated’s executive offices not less than 75 days nor more than 90 days prior to April 25, 2017. Therefore, Associated must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no sooner than January 25, 2017, and no later than February 9, 2017. If notice is received before January 25, 2017, or after February 9, 2017, it will be considered untimely, and Associated will not be required to present such proposal at the 2017 Annual Meeting of Shareholders.

By Order of the Board of Directors,

Randall J. Erickson

Executive Vice President,

General Counsel

and Corporate Secretary

Green Bay, Wisconsin

March 15, 2016

ASSOCIATED BANC - CORP 433 MAIN STREET GREEN BAY, WI 54301

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

NAME	CONTROL # g	000000000000

SHARES

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:            ☐☒                                                             KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS     PROXY     CARD     IS     VALID     ONLY     WHEN     SIGNED     AND     DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nomine(s) on the line below.

The Board of Directors recommends you vote FOR the following:

	☐	☐	☐

1. Election of Directors

Nominees

01 John F. Bergstrom 06 Robert A. Jeffe 11 John (Jay) B. Williams	02 Ruth M. Crowley 07 Eileen A. Kamerick	03 Philip B. Flynn 08 Richard T. Lommen	04 R. Jay Gerken 09 Cory L. Nettles	05 William R. Hutchinson 10 Karen T. van Lith

The Board of Directors recommends you vote FOR proposals 2 and 3.				For	Against	Abstain

2. Advisory approval of Associated Banc-Corp’s named executive officer compensation.				☐	☐	☐

3. The ratification of the selection of KPMG LLP as the independent registered public accounting firm for Associated Banc-Corp for the year ending December 31, 2016.				☐	☐	☐

NOTE: In their discretion, the proxies are authorized to consider and vote upon any other matters which may properly come before the meeting or any adjournment thereof.

		Yes	No	Investor Address Line 1
Please indicate if you plan to attend this meeting		☐	☐	Investor Address Line 2

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

			JOB #				SHARES CUSIP SEQUENCE	# #
Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

All votes must be received by 11:59 P.M., Eastern Time, April 25, 2016.

All votes for 401(k) participants must be received by

11:59 P.M., Eastern Time, April 24, 2016.

You are cordially invited to attend the Annual Meeting of Shareholders of Associated Banc-Corp scheduled for 11:00 a.m. (CDT) on Tuesday, April 26, 2016, at the KI Convention Center, 333 Main Street, Green Bay, Wisconsin. Associated’s investment professionals will present an economic/investment update beginning at 10:00 a.m.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Summary Annual Report, Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com.

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Annual Meeting of Associated Banc-Corp

to be held on Tuesday, April 26, 2016

for Holders as of March 1, 2016

This proxy is solicited on behalf of the Board of

Directors

The undersigned hereby appoints Randall J. Erickson and Michael E. Silver, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Associated Banc-Corp which the undersigned is entitled to vote at said meeting or any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3.

Continued and to be signed on reverse side